The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, and we are not soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-188596

SUBJECT TO COMPLETION. DATED MAY 20, 2013.

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated May 14, 2013)

6,000,000 Class A Units Representing Limited Liability Company Interests

Oaktree Capital Group, LLC

We are offering up to 6,000,000 Class A units representing limited liability company interests in this offering. We intend to use all of the net proceeds from this offering to acquire interests in our business from certain of our directors, employees and other investors, including certain principals and other members of our senior management. Accordingly, we will not retain any proceeds from the sale of Class A units in this offering.

Our Class A units are listed on the New York Stock Exchange under the symbol “OAK.” The last reported sale price of the Class A units on May 17, 2013 was $54.72 per unit.

Investing in our Class  A units involves risks. See “Risk Factors” beginning on page S-17 of this prospectus supplement and page 3 of the accompanying prospectus and in the documents incorporated by reference for a discussion of risk factors you should consider before investing in our Class A units.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Class A Unit	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Aggregate proceeds, before expenses, to us	$	$
Aggregate proceeds we will use to acquire interests in our business from our directors, employees and other investors	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”

We have granted the underwriters an option to purchase up to 900,000 additional Class A units from us at the public offering price less the underwriting discount for 30 days after the date of this prospectus supplement. Any proceeds that we receive from the exercise of the underwriters’ option to purchase additional Class A units will be used to acquire interests in our business from certain of our directors, employees and other investors, including our principals and other members of our senior management.

The underwriters expect to deliver the Class A units against payment in New York, New York on                , 2013.

Morgan Stanley	BofA Merrill Lynch	Credit Suisse

Goldman, Sachs & Co.	J.P. Morgan	Wells Fargo Securities

Keefe, Bruyette & Woods		Sandler O’Neill + Partners, L.P.
A Stifel Company

Prospectus Supplement dated                    , 2013.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under “Where You Can Find More Information and Incorporation by Reference.”

Information incorporated by reference after the date of this prospectus supplement is considered a part of this prospectus supplement and may add, update or change information contained in this prospectus supplement. Any information in such subsequent filings that is inconsistent with this prospectus supplement and the accompanying prospectus will supersede the information in this prospectus supplement and the accompanying prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated herein or therein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus supplement, unless the context otherwise requires:

“Oaktree,” “OCG,” “we,” “us,” “our” or “our company” refers to Oaktree Capital Group, LLC and, where applicable, its subsidiaries and affiliates.

“Oaktree Operating Group” or “Operating Group” refers collectively to the entities that control the general partners and investment advisors of our funds in which we have a minority economic interest and indirect control.

“OCGH” refers to Oaktree Capital Group Holdings, L.P., a Delaware limited partnership, which holds an interest in the Oaktree Operating Group and all of our Class B units.

“OCGH unitholders” refers collectively to our principals, current and former employees and certain other investors who hold their interest in the Oaktree Operating Group through OCGH.

“2007 Private Offering” refers to the sale completed on May 25, 2007 of 23,000,000 of our Class A units to Goldman, Sachs & Co., as initial purchaser, as more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—The May 2007 Restructuring and The 2007 Private Offering—The 2007 Private Offering” in our Annual Report (as defined below).

“assets under management,” or “AUM,” generally refers to the assets we manage and equals the NAV (as defined below) of the assets we manage, the fund-level leverage on which management fees are charged and the undrawn capital that we are entitled to call from investors in our funds pursuant to their capital commitments. Our AUM amounts include AUM for which we charge no fees. Our definition of AUM is not based on any definition contained in our operating agreement or the agreements governing the funds that we manage. Our calculation of AUM may not be directly comparable to the AUM metrics of other investment managers.

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•

“management fee-generating assets under management,” or “management fee-generating AUM,” reflects the AUM on which we will earn management fees in the following quarter, as more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment and Operating Metrics—Assets Under Management—Management Fee-generating Assets Under Management” in our Annual Report.

•

“incentive-creating assets under management,” or “incentive-creating AUM,” refers to the AUM that may eventually produce incentive income, as more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment and Operating Metrics—Assets Under Management—Incentive-creating Assets Under Management” in our Annual Report.

“consolidated funds” refers to those funds that Oaktree consolidates through a majority voting interest or otherwise, including those funds in which Oaktree as the general partner is presumed to have control.

“funds” refers to investment funds and, where applicable, separate accounts that are managed by us or our subsidiaries.

“initial public offering” refers to the listing of our Class A units on the New York Stock Exchange whereby Oaktree sold 7,888,864 Class A units and selling unitholders sold 954,159 Class A units, as more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Initial Public Offering” in our Annual Report.

“Intermediate Holding Companies” collectively refers to the subsidiaries wholly owned by us.

“May 2007 Restructuring” refers to the series of transactions that occurred immediately prior to the 2007 Private Offering whereby OCGH contributed our business to the Oaktree Operating Group in exchange for limited partnership interests in each Oaktree Operating Group entity, as more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—The May 2007 Restructuring and The 2007 Private Offering—The May 2007 Restructuring” in our Annual Report.

“net asset value,” or “NAV,” refers to the value of all the assets of a fund (including cash and accrued interest and dividends) less all liabilities of the fund (including accrued expenses and any reserves established by us, in our discretion, for contingent liabilities) without reduction for accrued incentives (fund level) because they are reflected in the partners’ capital of the fund.

“principals” refers collectively to Kevin L. Clayton, John B. Frank, Stephen A. Kaplan, Bruce A. Karsh, Larry W. Keele, David M. Kirchheimer, Howard S. Marks and Sheldon M. Stone.

This prospectus supplement and the accompanying prospectus and their contents do not constitute and should not be construed as an offer of securities of any Oaktree funds.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, and other information with the U.S. Securities and Exchange Commission (the “SEC”). You can inspect and copy these reports and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings, including the complete registration statement and all of the exhibits thereto, are also available through the SEC’s website at http://www.sec.gov. Our

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internet address is www.oaktreecapital.com. We are not incorporating the contents of our website into this prospectus supplement or the accompanying prospectus (apart from those documents that are referenced below).

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring to those documents. We hereby incorporate by reference the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

Our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 14, 2013, as amended by Amendment No. 1 thereto, filed with the SEC on April 8, 2013 (our “Annual Report”);

•	Our Current Report on Form 8-K/A, filed with the SEC on April 8, 2013 (solely with respect to the information set forth therein);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 10, 2013 (our “First Quarter 10-Q”);

•

The description of our Class A units contained in our Registration Statement on Form 8-A, filed with the SEC on April 9, 2012, including all amendments and reports filed for the purpose of updating such description; and

•

Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and before the termination of the offering.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Oaktree Capital Group, LLC

333 South Grand Avenue 28th Floor

Los Angeles, CA 90071

Attention: Investor Relations

Telephone: (213)  830-6483

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, which reflect our current views with respect to, among other things, our future results of operations and financial performance. In some cases, you can identify forward-looking statements by words such as “anticipate,” “approximately,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “seek,” “should,” “will” and “would” or the negative version of these words or other comparable or similar words. These statements identify prospective information. Important factors could cause actual results to differ, possibly materially, from those indicated in these statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all

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information currently available to us. Such forward-looking statements are subject to risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity, including, but not limited to, changes in our anticipated revenue and income, which are inherently volatile; changes in the value of our investments; the pace of our raising of new funds; the timing and receipt of and impact of taxes on carried interest; distributions from and liquidation of our existing funds; changes in our operating or other expenses; the degree to which we encounter competition; and general economic and market conditions. The factors listed in the item captioned “Risk Factors” in our Annual Report incorporated by reference herein describe risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in our forward-looking statements.

Forward-looking statements contained in this prospectus supplement speak only as of the date of this prospectus supplement. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

MARKET AND INDUSTRY DATA

The documents incorporated and deemed to be incorporated by reference herein include or may include, and any free writing prospectus that we may provide to you in connection with this offering may include, market and industry data and forecasts that are derived from independent reports, publicly available information, various industry publications, other published industry sources and our internal data, estimates and forecasts. Independent reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. We have not commissioned, nor are we affiliated with, any of the sources cited herein.

Our internal data, estimates and forecasts are based upon information obtained from investors in our funds, partners, trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions.

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SUMMARY

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus supplement and the accompanying prospectus and any other offering materials, together with the additional information described under “Where You Can Find More Information and Incorporation by Reference.”

Our Company

Oaktree is a leader among global investment managers specializing in alternative investments, with $78.8 billion in assets under management (“AUM”) as of March 31, 2013. Over more than a quarter-century we have developed a large and growing client base through our ability to identify and capitalize on opportunities for attractive investment returns in less efficient markets. Our investment approach, based on the primacy of risk control, and the strong risk-adjusted performance record it has produced appeal to the many investors who seek attractive returns with less-than-commensurate risk. Oaktree’s growth and success are byproducts of our proven investment approach and our policy of putting clients’ interests first.

Our founding principals were pioneers in the management of high yield bonds, convertible securities and distressed debt. From those roots we have developed an array of specialized credit- and equity-oriented strategies that include corporate debt (including high yield debt and senior loans), distressed debt, control investing, convertible securities, real estate and listed equities. Our 229 investment professionals include 132 senior investment professionals with an average 18 years of industry experience. These individuals possess the broad cross-section of investing, research, analytical, legal, trading and other skills, relationships and experience that are necessary for success in our complex markets. Additionally, our compensation and other personnel practices foster a collaborative culture that facilitates complementary investment strategies benefiting from shared knowledge and insights.

We manage assets on behalf of many of the most significant institutional investors in the world. Our clientele has nearly doubled over the past decade, to approximately 1,800, including 75 of the 100 largest U.S. pension plans, 38 states in the United States, approximately 400 corporations, over 300 university, charitable and other endowments and foundations, 10 sovereign wealth funds and over 250 other non-U.S. institutional investors. Our 25 largest clients participate in an average of four different investment strategies, reflecting the confidence engendered by our consistent firm-wide investment approach. As of March 31, 2013, clients investing in four or more strategies represent 38% of our AUM, and clients investing in two to three strategies represent 39% of our AUM. As of March 31, 2013, high-net-worth individuals or sub-advisory relationships with mutual funds represent $8.2 billion of our AUM, which is an increase from $2.0 billion as of December 31, 2006, indicating both the broadening appeal of alternatives to individual investors and our heightened focus on that market. In recent years, many sovereign wealth funds and other large investors outside the United States have committed significant capital to us, contributing to the increase in AUM from non-U.S. investors from $6.1 billion as of December 31, 2006 to $23.6 billion as of March 31, 2013.

We have systematically broadened employee ownership since our founding to help align interests among employees, our clients and other stakeholders, as well as to facilitate a smooth generational transfer of management and ownership. We have over 700 employees, including over 190 employee-owners, who operate out of 13 offices in 10 countries, of which the largest offices are in Los Angeles (headquarters), London, New York and Hong Kong. After giving effect to this offering and the application of proceeds, these employees, together with our directors, will hold a 64% economic interest in the Oaktree Operating Group.

Oaktree Capital Group, LLC is a Delaware limited liability company that was formed in 2007. Before 2007, our business was operated through our predecessor, Oaktree Capital Management, LLC, which was formed in 1995. Our principal executive offices are located at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, and our telephone number is (213) 830-6300.

Business Highlights

We manage investments in a number of strategies within six asset classes: corporate debt, distressed debt, control investing, convertible securities, real estate and listed equities. The diversity of our investment strategies allows us to meet a wide range of investor needs suited for different market environments globally and, for certain strategies, targeted regions, while providing us with a long-term diversified revenue base. Nearly all of our largest investment strategies and most of our smaller strategies (as measured by AUM) invest on an unlevered basis at the fund level. Our AUM as of March 31, 2013 by asset class is shown below:

Asset Class	AUM
(in billions)
Corporate Debt	$26.4
Distressed Debt	24.0
Control Investing	15.5
Convertible Securities	8.0
Real Estate	4.4
Listed Equities	0.5

Total	$78.8

This array of specialized credit- and equity-oriented strategies allows us to focus on downside risk protection while at the same time creating value and the ability to realize accrued incentives, as is demonstrated by the diversified holdings of our incentive-creating closed-end and evergreen funds. As of March 31, 2013, senior and secured debt, subordinated debt and equities represented 43%, 4% and 53%, respectively, of the $34.0 billion of AUM in our incentive-creating closed-end and evergreen funds.

Building on our established expertise, we have raised significant capital for products that we did not offer at the time of our initial public offering. In March 2013, Oaktree held a final closing for Oaktree Enhanced Income Fund, L.P. (“EIF”), which invests in senior loan assets on a leveraged basis. The total fund size of EIF, including leverage, is currently $1.8 billion. The fund is expected to exceed $2.0 billion when fully invested and leveraged, exceeding our initial target of $1.5 billion. Oaktree Emerging Market Opportunities Fund, L.P., which will invest in distressed emerging market corporate debt, has a targeted size of $500 million, which we believe we will also exceed. Capital commitments to our new Strategic Credit strategy, which seeks to achieve an attractive total return on an unleveraged basis by investing in stressed credits, have reached $900 million. We also launched a new commingled real estate debt fund, with a targeted size of $500 million, and have established a $200 million separate account relating to this strategy.

We have had positive adjusted net income and distributable earnings each year since 1996, which have enabled us to make equity distributions for 68 consecutive quarters, totaling $3.9 billion in Operating Group distributions since our inception in 1995. As of May 7, 2013, the cumulative total for distributable earnings in the second quarter ending June 30, 2013 from incentive income, net of incentive income compensation expense, and investment income proceeds from funds was an estimated $226 million, or approximately $1.50 per Oaktree Operating Group unit, of which approximately $1.25 per Operating Group unit represented incentive income, net of incentive income compensation expense. Our distributable earnings for each fiscal year since 2006 is set forth below. For an explanation of our non-GAAP financial measures and reconciliations to the most comparable GAAP measure, see “—Summary Historical Financial Information and Other Data.”

(1)	In millions. Amounts as of December 31, unless otherwise noted.

We have also seen positive results from our 20% investment in DoubleLine Capital LP and its affiliates (collectively, “DoubleLine”). This investment contributed $33.8 million to our distributable earnings in 2012, and DoubleLine’s assets under management have grown significantly, totaling $1.8 billion, $9.2 billion, $30.8 billion and $56.1 billion as of March 31, 2010, 2011, 2012 and 2013, respectively, and $60.1 billion as of May 17, 2013, according to DoubleLine.

As of March 31, 2013, 93% of the assets underlying our accrued incentives (fund level) were in evergreen funds or closed-end funds in their liquidation period, and 57% were Level I or Level II securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Investments, at Fair Value—Non-Publicly Traded Equity and Real Estate Investments” in our Annual Report for a discussion of the fair value hierarchy level established by generally accepted accounting principles in the United States (“GAAP”).

Risk Factors

Investing in our securities involves risks. In addition to the risks discussed above under “Disclosure Regarding Forwarding-Looking Statements,” you should carefully review the risks discussed under “Risk Factors” in our Annual Report, which is incorporated by reference in this prospectus supplement, and under “Risk Factors” beginning on page S-17 of this prospectus supplement. You should also carefully review the other risks and uncertainties discussed in the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information and Incorporation by Reference.” The risks and uncertainties discussed above and in the documents referred to above and other matters discussed in those documents could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our Class A units and any other securities we may issue. Moreover, the risks and uncertainties discussed above and in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of our Class A units and any other securities we may issue could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

Organizational Structure

Oaktree Capital Group, LLC is owned by its Class A and Class B unitholders. Class A units are entitled to one vote per unit. Class B units are entitled to ten votes per unit. However, if the Oaktree control condition (as defined below) is no longer satisfied, our Class B units will be entitled to only one vote per unit. Holders of our Class A units and Class B units generally vote together as a single class on the limited set of matters on which our unitholders have a vote. Such matters, which must be approved by a majority (or, in the case of election of directors when the Oaktree control condition is no longer satisfied, a plurality) of the votes entitled to be cast by all Class A units and Class B units present in person or represented by proxy at a meeting of unitholders, include a proposed sale of all or substantially all of our assets, certain mergers and consolidations, certain amendments to our operating agreement and an election by our board of directors to dissolve the company. The Class B units do not represent an economic interest in Oaktree Capital Group, LLC. The number of Class B units held by OCGH, however, increases or decreases with corresponding changes in OCGH’s economic interest in the Oaktree Operating Group.

Our operating agreement provides that so long as our principals, or their successors or affiliated entities (other than us or our subsidiaries), including OCGH, collectively hold, directly or indirectly, at least 10% of the aggregate outstanding Oaktree Operating Group units, our manager, Oaktree Capital Group Holdings GP, LLC, which is 100% owned and controlled by our principals, will be entitled to designate all the members of our board of directors. We refer to this ownership condition as the “Oaktree control condition.” Holders of our Class A units and Class B units have no right to elect our manager. So long as the Oaktree control condition is satisfied, our manager will control the membership of our board of directors, which will manage all of our operations and activities and will have discretion over significant corporate actions, such as the issuance of securities, payment of distributions, sales of assets, making certain amendments to our operating agreement and other matters. See “Description of Units” in the accompanying prospectus.

The diagram below depicts our organizational structure after the consummation of this offering and the application of proceeds (assuming no exercise of the underwriters’ option to purchase additional Class A units).

(1)	Holds 100% of the Class B units and, after giving effect to this offering and the application of proceeds, 0.04% of the Class A units, which together will represent 96.9% of the total combined voting power of our outstanding Class A and Class B units after giving effect to this offering and the application of proceeds. The Class B units have no economic interest in us. The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC, which is controlled by our principals. Oaktree Capital Group Holdings GP, LLC also acts as our manager and in that capacity has the authority to designate all the members of our board of directors for so long as the Oaktree control condition is satisfied.

(2)	The percent economic interest represents the applicable number of Class A units as a percentage of the Oaktree Operating Group units outstanding after the completion of this offering. After giving effect to this offering and the application of proceeds, there will be 151,003,317 Oaktree Operating Group units outstanding.

(3)	The percent economic interest in Oaktree Operating Group represents the aggregate number of Oaktree Operating Group units held, directly or indirectly, as a percentage of the total number of Oaktree Operating Group units outstanding after the completion of this offering and the application of proceeds. After giving effect to this offering and the application of proceeds, there will be 151,003,317 Oaktree Operating Group units outstanding.

(4)	Oaktree Capital Group, LLC holds 1,000 shares of non-voting Class A common stock of Oaktree AIF Holdings, Inc., which are entitled to receive 100% of any dividends. Oaktree Capital Group Holdings, L.P. holds 100 shares of voting Class B common stock of Oaktree AIF Holdings, Inc., which do not participate in dividends or otherwise represent an economic interest in Oaktree AIF Holdings, Inc.

(5)	Owned indirectly by Oaktree Holdings, LLC through an entity not reflected in this diagram that is treated as a partnership for U.S. federal income tax purposes. Through this entity, each of Oaktree Holdings, Inc. and Oaktree Holdings, Ltd. owns a less than 1% indirect interest in Oaktree Capital I, L.P.

The Offering

Class A units being offered by us	6,000,000 units (or 6,900,000 units if the underwriters exercise in full their option to purchase additional Class A units)

Units to be outstanding after this offering and the application of proceeds	36,189,441 Class A units (or 37,089,441 Class A units if the underwriters exercise in full their option to purchase additional Class A units)

114,813,876 Class B units (or 113,913,876 Class B units if the underwriters exercise in full their option to purchase additional Class A units)

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $319.6 million after deducting estimated offering expenses (or $367.6 million if the underwriters exercise in full their option to purchase additional Class A units) assuming an offering price of $54.72 per Class A unit.

We will use all of the net proceeds to acquire OCGH units, which represent economic interests in the Oaktree Operating Group, from certain OCGH unitholders, including certain of our directors and members of our senior management. We will acquire the OCGH units pursuant to an exchange agreement, as described under “Certain Relationships and Related Transactions, and Director Independence—Exchange Agreement” in our Annual Report. Accordingly, we will not retain any of the proceeds from this offering. See “Principal Unitholders” for information regarding the net proceeds of this offering that will be paid to certain of our directors and executive officers. See also “Use of Proceeds.”

Voting rights

Class A units are entitled to one vote per unit.

Class B units are entitled to ten votes per unit; however, if the Oaktree control condition is no longer satisfied, our Class B units will be entitled to only one vote per unit.

Holders of our Class A units and Class B units generally vote together as a single class on the limited set of matters on which our unitholders have a vote. As a Class A unitholder, you will have only limited voting rights on matters affecting our businesses and will have no right to elect our manager, which is owned and controlled by our principals and is entitled to designate all the members of our board of directors. Moreover, our principals, through their control of OCGH, will hold 96.9% of the total combined voting power of our units entitled to vote immediately after the offering and the application of proceeds, and thus are able to exercise control over all matters requiring unitholder approval. See “Description of Units” in the accompanying prospectus.

Distribution policy	We intend to make distributions to our Class A unitholders quarterly, following the respective quarter end. We intend to distribute substantially all of the excess of our share of distributable earnings, net of income taxes, as determined by our board of directors after taking into account factors it deems relevant, such as, but not limited to, working capital levels, known or anticipated cash needs, business and investment opportunities, general economic and business conditions, our obligations under our debt instruments or other agreements, our compliance with applicable laws, the level and character of taxable income that flows through to our Class A unitholders, the availability and terms of outside financing, the possible repurchase of our Class A units in open market transactions, in privately negotiated transactions or otherwise, providing for future distributions to our Class A unitholders and growing our capital base. The declaration, payment and determination of the amount of equity distributions, if any, is at the sole discretion of our board of directors, which may change our distribution policy at any time. See “Cash Distribution Policy” for a further discussion of our distribution policy and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment and Operating Metrics—Distributable Earnings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Analysis—Distributable Earnings” in our First Quarter 10-Q for a description of distributable earnings and additional information.

Exchange agreement	Subject to certain restrictions, each OCGH unitholder has the right to exchange his or her vested units following the expiration of any applicable lock-up period pursuant to the terms of an exchange agreement. The exchange agreement provides that such OCGH units will be exchanged into, at the option of our board of directors, Class A units, an equivalent amount of cash based on then-prevailing market prices, other consideration of equal value or any combination of the foregoing; and we will cancel a corresponding number of Class B units. See “Certain Relationships and Related Transactions, and Director Independence—Exchange Agreement” in our Annual Report.

Tax receivable agreement	Subject to certain restrictions, each OCGH unitholder has the right to exchange his or her vested OCGH units for, at the option of our board of directors, our Class A units, an equivalent amount of cash based on then-prevailing market prices, other consideration of equal value or any combination of the foregoing. Our Intermediate Holding Companies will deliver, at the option of our board of directors, our Class A units on a one-for-one basis, an equivalent amount of cash based on then-prevailing market prices, other consideration of equal value or any combination of the foregoing in exchange for the applicable OCGH unitholder’s OCGH units, pursuant to the exchange agreement. These exchanges, our purchase of Oaktree Operating Group units in connection with the

2007 Private Offering and our initial public offering and our purchase of OCGH units in connection with this offering resulted in, and are expected to result in, increases in the tax basis of the tangible and intangible assets of the Oaktree Operating Group. These increases in tax basis have increased and will increase (for tax purposes) depreciation and amortization deductions and reduce gain on sales of assets, and therefore reduce the taxes of Oaktree Holdings, Inc. and Oaktree AIF Holdings, Inc.

Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize the full tax benefit of the increased amortization of our assets, we expect that payments under the tax receivable agreement will aggregate to $47.2 million over the period ending in approximately 2029 with respect to the 2007 Private Offering and $87.8 million over the period ending in approximately 2034 with respect to our initial public offering. In addition, we expect that payments under the tax receivable agreement in respect of this offering will aggregate to $86.1 million over the period ending in approximately 2035 assuming an offering price of $54.72 per Class A unit. See “Certain Relationships and Related Transactions, and Director Independence—Tax Receivable Agreement” in our Annual Report.

Risk factors	See “Risk Factors” beginning on page S-17 and in the documents incorporated by reference for a discussion of risks you should carefully consider before deciding to invest in our Class A units.

New York Stock Exchange symbol	“OAK”

The number of Class A units and Class B units that will be outstanding after this offering is based on 30,189,441 Class A units and 120,813,876 Class B units outstanding as of April 30, 2013 and excludes:

•	114,813,876 Class A units issuable upon exchange of 114,813,876 OCGH units (or, if the underwriters exercise in full their option to purchase additional Class A units, 113,913,876 Class A units issuable upon exchange of 113,913,876 OCGH units) that will be held by certain of our existing owners after giving effect to this offering and the application of proceeds, which are entitled, subject to vesting and minimum retained ownership requirements and transfer restrictions, to be exchanged for, at the option of our board of directors, our Class A units on a one-for-one basis, an equivalent amount of cash based on then-prevailing market prices, other consideration of equal value or any combination of the foregoing;

•	19,523,536 Class A units or OCGH units that may be issued from time to time under the 2011 Oaktree Capital Group, LLC Equity Incentive Plan (the “2011 Plan”) as well as Class A units or OCGH units that become available under the 2011 Plan pursuant to provisions in the 2011 Plan that automatically increase the Class A units or OCGH units available for future issuance. See “Executive Compensation—2011 Equity Incentive Plan” in our Annual Report.

Unless otherwise indicated, the information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional Class A units.

Summary Historical Financial Information and Other Data

The following summary historical consolidated financial and other data of Oaktree Capital Group, LLC should be read together with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and related notes in our Annual Report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and related notes in our First Quarter 10-Q, each of which is incorporated by reference herein.

We derived the Oaktree Capital Group, LLC summary historical consolidated statements of operations data for the years ended December 31, 2012, 2011 and 2010 and the summary historical consolidated statements of financial condition data for the years ended December 31, 2012 and 2011 from our audited consolidated financial statements, which are included in our Annual Report and incorporated by reference herein. We derived the summary historical consolidated statements of financial condition data for the year ended December 31, 2010 from our audited consolidated financial statements, which are not included in our Annual Report. We derived the Oaktree Capital Group, LLC summary historical consolidated statements of operations data for the three months ended March 31, 2013 and 2012 and the summary historical consolidated statements of financial condition data for the three months ended March 31, 2013 and 2012 from our unaudited condensed consolidated financial statements, which are included in our First Quarter 10-Q and are incorporated by reference herein, and from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

The summary historical financial information and other data is not necessarily indicative of the expected future operating results of Oaktree Capital Group, LLC following this offering.

	As of or for the Year Ended December 31,			As of or for the Three Months Ended March 31,
	2012	2011	2010	2013	2012
	(in thousands, except per unit data or as otherwise indicated)
Consolidated Statements of Operations Data:
Total revenues	$144,983	$155,770	$206,181	$42,539	$37,068
Total expenses	(790,603)	(1,644,864)	(1,580,651)	(275,505)	(167,567)
Total other income	7,348,895	1,201,537	6,681,658	2,626,671	2,416,536

Income (loss) before income taxes	6,703,275	(287,557)	5,307,188	2,393,705	2,286,037
Income taxes	(30,858)	(21,088)	(26,399)	(10,157)	(7,767)

Net income (loss)	6,672,417	(308,645)	5,280,789	2,383,548	2,278,270
Less:

Net income attributable to non-controlling redeemable interests in consolidated funds	(6,016,342)	(233,573)	(5,493,799)	(2,063,965)	(2,124,772)
Net (income) loss attributable to OCGH non-controlling interest in consolidated subsidiaries	(548,265)	446,246	163,555	(262,017)	(134,890)

Net income (loss) attributable to Oaktree Capital Group, LLC	$107,810	$(95,972)	$(49,455)	$57,566	$18,608

Distributions declared per Class A unit (1)	$2.31	$2.34	$2.17	$1.05	$0.42

Net income (loss) per Class A unit	$3.83	$(4.23)	$(2.18)	$1.91	$0.82

Weighted average number of Class A units outstanding	28,170	22,677	22,677	30,186	22,688

	As of or for the Year Ended December 31,			As of or for the Three Months Ended March 31,
	2012	2011	2010	2013	2012
	(in thousands, except per unit data or as otherwise indicated)
Consolidated Statements of Financial Condition Data:
Total assets	$43,869,998	$44,294,156	$47,843,660	$44,917,078	$45,498,028
Debt obligations	1,106,804	702,260	494,716	1,443,494	893,486
Non-controlling redeemable interests in consolidated funds	39,670,831	41,048,607	44,466,116	40,100,145	41,761,164

Segment Statements of Operations Data: (2)
Revenues:
Management fees	$747,440	$724,321	$750,031	$184,214	$191,262
Incentive income	461,116	303,963	413,240	327,184	62,669
Investment income	202,392	23,763	149,449	82,050	64,340

Total segment revenues	1,410,948	1,052,047	1,312,720	593,448	318,271

Expenses:
Compensation and benefits	(329,741)	(308,115)	(287,067)	(93,617)	(84,404)
Equity-based compensation	(318)	—	—	(652)	—
Incentive income compensation	(222,594)	(179,234)	(159,243)	(130,271)	(27,757)
General and administrative	(102,685)	(94,655)	(81,121)	(23,988)	(24,794)
Depreciation and amortization	(7,397)	(6,583)	(6,481)	(1,743)	(1,787)

Total expenses	(662,735)	(588,587)	(533,912)	(250,271)	(138,742)

Adjusted net income before interest and other income (expense)	748,213	463,460	778,808	343,177	179,529
Interest expense, net of interest income (3)	(31,730)	(33,867)	(26,173)	(7,407)	(8,164)
Other income (expense)	767	(1,209)	11,243	(20)	2,267

Adjusted net income	$717,250	$428,384	$763,878	$335,750	$173,632

Segment Measures: (4)
Adjusted net income-OCG	$114,395	$48,777	$95,930	$58,727	$20,447
Adjusted net income per Class A unit	4.06	2.15	4.23	1.95	0.90
Distributable earnings	672,181	488,535	635,680	295,027	137,329
Distributable earnings-OCG	107,678	59,446	76,496	54,076	15,227
Distributable earnings per Class A unit	3.82	2.62	3.37	1.79	0.67
Fee-related earnings	307,299	314,968	375,362	64,214	80,277
Fee-related earnings-OCG	45,587	33,397	39,713	10,407	9,268
Fee-related earnings per Class A unit	1.62	1.47	1.75	0.34	0.41
Weighted average number of Operating Group units outstanding	150,539	148,633	148,128	150,814	150,441
Weighted average number of Class A units outstanding	28,170	22,677	22,677	30,186	22,688

Segment Statements of Financial Condition Data: (2)
Cash and cash-equivalents	$458,191	$297,230	$348,502	$687,412	$276,420
U.S. Treasury and government agency securities	370,614	381,697	170,564	350,760	371,552
Management fees receivable	27,351	23,207	29,642	32,075	24,682
Incentive income receivable	82,182	28,892	107,037	7,564	13,846
Corporate investments, at equity	1,115,952	1,159,287	1,108,690	1,117,848	1,178,784
Total assets	2,359,548	2,083,908	1,944,801	2,500,367	2,072,424
Debt obligations	615,179	652,143	403,571	608,929	644,643
Total liabilities	965,655	959,908	708,085	968,501	870,185
Total unitholders’ capital	1,393,893	1,124,000	1,236,716	1,531,866	1,202,239

	As of or for the Year Ended December 31,			As of or for the Three Months Ended March 31,
	2012	2011	2010	2013	2012
	(in thousands, except per unit data or as otherwise indicated)
Operating Metrics:
Assets under management (in millions):
Assets under management	$77,051	$74,857	$82,672	$78,801	$77,850
Management fee-generating assets under management	66,784	66,964	66,175	66,350	67,973
Incentive-creating assets under management	33,989	36,155	39,385	33,950	36,593
Uncalled capital commitments (5)	11,201	11,201	14,270	11,198	12,141
Accrued incentives (fund level): (6)
Incentives created (fund level)	911,947	(75,916)	889,721	459,700	265,162
Incentives created (fund level), net of associated incentive income compensation expense	522,800	(30,600)	516,183	262,758	159,435
Accrued incentives (fund level)	2,137,798	1,686,967	2,066,846	2,270,314	1,889,460
Accrued incentives (fund level), net of associated incentive income compensation expense	1,282,194	1,027,711	1,166,583	1,347,018	1,132,470

(1)	All references to Class A units in this prospectus supplement give effect to the conversion of previously outstanding Class C units into Class A units on a one-for-one basis in April 2012.

(2)	Our business is comprised of one segment, our investment management segment, which consists of the investment management services that we provide to our clients. Our chief operating decision maker uses adjusted net income to evaluate the financial performance of, and make resource allocations and other operating decisions for, our segment. The components of revenues and expenses used in determining adjusted net income do not give effect to the consolidation of the funds that we manage. In addition, adjusted net income excludes the effect of: (a) non-cash equity-based compensation charges related to unit grants made before our initial public offering, (b) income taxes, (c) expenses that OCG or its Intermediate Holding Companies bear directly and (d) the adjustment for the OCGH non-controlling interest. Adjusted net income is calculated at the Oaktree Operating Group level.

For additional information, please see the “Segment Reporting” notes to our consolidated financial statements in our Annual Report and our condensed consolidated financial statements in our First Quarter 10-Q.

A reconciliation of segment total assets to consolidated total assets for the periods is presented below.

	Year Ended December 31,			Three Months Ended March 31,
	2012	2011	2010	2013	2012
	(in thousands)
Total consolidated assets	$43,869,998	$44,294,156	$47,843,660	$44,917,078	$45,498,028
Less: consolidated funds	(41,510,450)	(42,210,248)	(45,898,859)	(42,416,711)	(43,425,604)

Total segment assets	$2,359,548	$2,083,908	$1,944,801	$2,500,367	$2,072,424

(3)	Interest income was $2.6 million, $2.3 million and $1.9 million for the years ended December 31, 2012, 2011 and 2010, respectively, and $0.6 million and $0.5 million for the three months ended March 31, 2013 and 2012, respectively.

(4)	Adjusted net income-OCG, or adjusted net income per Class A unit, is a non-GAAP measure calculated to provide Class A unitholders with a measure that shows the portion of adjusted net income attributable to their ownership. Adjusted net income-OCG represents adjusted net income including the effect of (a) the OCGH non-controlling interest, (b) expenses, such as income tax expense, that OCG or its Intermediate Holding Companies bear directly and (c) any Oaktree Operating Group income taxes attributable to OCG. Adjusted net income attributable to OCGH non-controlling interest is determined at the Oaktree Operating Group level, based on the weighted average proportionate share of Oaktree Operating Group units held by the OCGH unitholders, applied to adjusted net income, net of Oaktree Operating Group income taxes.

Distributable earnings is a non-GAAP performance measure derived from our segment results that we use to measure our earnings at the Oaktree Operating Group level without the effects of the consolidated funds for the purpose of, among other things, assisting in the determination of equity distributions from the Operating Group. However, the declaration, payment and determination of the amount of equity distributions, if any, is at the sole discretion of our board of directors, which may change our distribution policy at any time. Please see “Risk Factors—We cannot assure you that our intended quarterly distributions will be paid each quarter or at all” in our Annual Report and “Cash Distribution Policy” in this prospectus supplement.

Distributable earnings differs from adjusted net income in that it excludes segment investment income (loss) and includes the receipt of investment income or loss from distributions by our investments in funds and companies. In addition, distributable earnings differs from adjusted net income in that it is net of Operating Group income taxes and, beginning in 2013, excludes non-cash equity-based compensation charges related to unit grants made after our initial public offering. In contrast to the GAAP measure of net income or loss attributable to OCG, distributable earnings also excludes the effect of: (a) non-cash equity-based compensation charges related to unit grants made before our initial public offering, (b) income taxes and expenses that OCG or its Intermediate Holding Companies bear directly and (c) the adjustment for the OCGH non-controlling interest.

Distributable earnings-OCG, or distributable earnings per Class A unit, is a non-GAAP measure calculated to provide Class A unitholders with a measure that shows the portion of distributable earnings attributable to their ownership. Distributable earnings-OCG represents distributable earnings including the effect of (a) OCGH non-controlling interest, (b) expenses, such as current income tax expense, that OCG or its Intermediate Holding Companies bear directly and (c) amounts payable under a tax receivable agreement. The income tax expense included in distributable earnings-OCG represents the implied current provision for income taxes calculated using an approach similar to that which is used in calculating the income tax provision for adjusted net income-OCG.

Reconciliations of adjusted net income, distributable earnings, adjusted net income-OCG and distributable earnings-OCG to the most comparable GAAP-basis measure for the periods are presented below.

	Year Ended December 31,			Three Months Ended March 31,
	2012	2011	2010	2013	2012
	(in thousands)
Net income (loss) attributable to OCG	$107,810	$(95,972)	$(49,455)	$57,566	$18,608
Equity-based compensation (a)	36,024	948,746	949,376	5,800	12,189
Income taxes (b)	30,858	21,088	26,399	10,157	7,767
Non-Operating Group other income (c)	(6,260)	—	—	—	—
Non-Operating Group expenses (c)	553	768	1,113	210	178
OCGH non-controlling interest (c)	548,265	(446,246)	(163,555)	262,017	134,890

Adjusted net income	717,250	428,384	763,878	335,750	173,632
Investment income (d)	(202,392)	(23,763)	(149,449)	(82,050)	(64,340)
Receipts of investment income from funds (e)	129,621	88,693	28,891	34,026	27,680
Receipts of investment income from DoubleLine and other companies	33,838	1,496	—	9,013	2,955
Equity-based compensation (f)	—	—	—	652	—
Operating Group income taxes	(6,136)	(6,275)	(7,640)	(2,364)	(2,598)

Distributable earnings	$672,181	$488,535	$635,680	$295,027	$137,329

(a)	This adjustment adds back the effect of equity-based compensation charges related to unit grants made before our initial public offering, which is excluded from adjusted net income because it does not affect our financial position and from distributable earnings because it is non-cash in nature and does not impact our ability to fund our operations or make equity distributions.

(b)	Because adjusted net income and distributable earnings are pre-tax measures, this adjustment adds back the effect of income tax expense.

(c)	Because adjusted net income and distributable earnings are calculated at the Operating Group level, this adjustment adds back the effect of items applicable to OCG, its Intermediate Holding Companies or the OCGH non-controlling interest.

(d)	This adjustment eliminates our segment investment income, which with respect to investment in funds is initially largely non-cash in nature and is thus not available to fund our operations or make equity distributions.

(e)

This adjustment characterizes a portion of the distributions received from Oaktree and non-Oaktree funds as receipts of investment income or loss. In general, the income or loss component of a distribution from a fund is calculated by multiplying the amount of the distribution by the ratio of our investment’s undistributed income or loss to our remaining investment balance. In addition, if the distribution is made during the investment period, it is generally not reflected in distributable earnings until after the investment period ends.

(f)	This adjustment adds back the effect of equity-based compensation charges related to unit grants made after our initial public offering, which is excluded from distributable earnings because it is non-cash in nature and does not impact our ability to fund our operations or make equity distributions.

	Year Ended December 31,			Three Months Ended March 31,
	2012	2011	2010	2013	2012
	(in thousands)
Net income (loss) attributable to OCG	$107,810	$(95,972)	$(49,455)	$57,566	$18,608
Equity-based compensation attributable to OCG (a)	6,585	144,749	145,385	1,161	1,839

Adjusted net income-OCG (b)	114,395	48,777	95,930	58,727	20,447
Investment income attributable to OCG	(37,293)	(3,607)	(22,886)	(16,424)	(9,703)
Receipts of investment income from funds attributable to OCG	25,215	13,542	4,424	6,810	4,174
Receipts of investment income from DoubleLine and other companies attributable to OCG	5,891	228	—	1,804	446
Equity-based compensation attributable to OCG (c)	—	—	—	131	—
Distributable earnings-OCG income taxes	(12,185)	(10,969)	(16,578)	(2,920)	(3,361)
Tax receivable agreement	(6,808)	(3,339)	(3,153)	(1,845)	(1,945)
Non-Operating Group other income	(6,260)	—	—	—	—
Income taxes of Intermediate Holding Companies	24,723	14,814	18,759	7,793	5,169

Distributable earnings-OCG(b)	$107,678	$59,446	76,496	$54,076	$15,227

(a)	This adjustment adds back the effect of equity-based compensation charges attributable to OCG related to unit grants made before our initial public offering, which is excluded from adjusted net income-OCG because it does not affect our financial position and from distributable earnings-OCG because it is non-cash in nature and does not impact our ability to fund our operations or make equity distributions.

(b)	Adjusted net income-OCG and distributable earnings-OCG are calculated to evaluate the portion of adjusted net income and distributable earnings attributable to Class A unitholders. These measures are net of income taxes and expenses that OCG or its Intermediate Holding Companies bear directly.

(c)	This adjustment adds back the effect of equity-based compensation charges attributable to OCG related to unit grants made after our initial public offering, which is excluded from distributable earnings-OCG because it is non-cash in nature and does not impact our ability to fund our operations or make equity distributions.

Fee-related earnings is a non-GAAP measure that we use to monitor the baseline earnings of our business. Fee-related earnings is comprised of segment management fees less segment operating expenses other than incentive income compensation expense. This calculation is considered baseline because it applies all bonus and other general expenses to management fees, even though a significant portion of those expenses is attributable to incentive and investment income. Fee-related earnings include non-cash equity-based compensation charges related to unit grants made after our initial public offering. Fee-related earnings is presented before income taxes.

Fee-related earnings-OCG, or fee-related earnings per Class A unit, is a non-GAAP measure calculated to provide Class A unitholders with a measure that shows the portion of fee-related earnings attributable to their ownership. Fee-related earnings-OCG represents fee-related earnings including the effect of (a) the OCGH non-controlling interest, (b) expenses, such as income tax expense, that OCG or its Intermediate Holding Companies bear directly and (c) any Operating Group income taxes attributable to OCG. Fee-related earnings-OCG income taxes are calculated excluding any segment incentive income or investment income (loss).

Reconciliations of fee-related earnings and fee-related earnings-OCG to the most comparable GAAP-basis measure for the periods are presented below.

	Year Ended December 31,			Three Months Ended March 31,
	2012	2011	2010	2013	2012
	(in thousands)
Net income (loss) attributable to OCG	$107,810	$(95,972)	$(49,455)	$57,566	$18,608
Equity-based compensation (a)	36,024	948,746	949,376	5,800	12,189
Income taxes (b)	30,858	21,088	26,399	10,157	7,767
Non-Operating Group other income (c)	(6,260)	—	—	—	—
Non-Operating Group expenses (c)	553	768	1,113	210	178
OCGH non-controlling interest (c)	548,265	(446,246)	(163,555)	262,017	134,890

Adjusted net income	717,250	428,384	763,878	335,750	173,632
Incentive income	(461,116)	(303,963)	(413,240)	(327,184)	(62,669)
Incentive income compensation	222,594	179,234	159,243	130,271	27,757
Investment income	(202,392)	(23,763)	(149,449)	(82,050)	(64,340)
Interest expense, net of interest income (d)	31,730	33,867	26,173	7,407	8,164
Other (income) expense, net	(767)	1,209	(11,243)	20	(2,267)

Fee-related earnings (e)	$307,299	$314,968	$375,362	$64,214	$80,277

(a)	This adjustment adds back the effect of equity-based compensation charges related to unit grants made before our initial public offering, which is excluded from adjusted net income and fee-related earnings because it is a non-cash charge that does not affect our financial position.

(b)	Because adjusted net income and fee-related earnings are pre-tax measures, this adjustment adds back the effect of income tax expense.

(c)	Because adjusted net income and fee-related earnings are calculated at the Operating Group level, this adjustment adds back the effect of items applicable to OCG, its Intermediate Holding Companies or the OCGH non-controlling interest.

(d)	Interest income was $2.6 million, $2.3 million and $1.9 million for the years ended December 31, 2012, 2011 and 2010, respectively, and $0.6 million and $0.5 million for the three months ended March 31, 2013 and 2012, respectively.

(e)	Fee-related earnings is a component of adjusted net income and is comprised of segment management fees less segment operating expenses other than incentive income compensation expense.

	Year Ended December 31,			Three Months Ended March 31,
	2012	2011	2010	2013	2012
	(in thousands)
Net income (loss) attributable to OCG	$107,810	$(95,972)	$(49,455)	$57,566	$18,608
Equity-based compensation attributable to OCG (a)	6,585	144,749	145,385	1,161	1,839

Adjusted net income-OCG (b)	114,395	48,777	95,930	58,727	20,447
Incentive income attributable to OCG	(88,809)	(46,353)	(63,293)	(65,487)	(9,451)
Incentive income compensation attributable to OCG	43,001	27,342	24,386	26,074	4,186
Investment income attributable to OCG	(37,293)	(3,607)	(22,886)	(16,424)	(9,703)
Interest expense, net of interest income attributable to OCG	5,924	5,166	4,006	1,482	1,231
Other (income) expense, net attributable to OCG	(40)	186	(1,722)	4	(343)
Non-fee-related earnings income taxes attributable to OCG (c)	8,409	1,886	3,292	6,031	2,901

Fee-related earnings-OCG (b)	$45,587	$33,397	$39,713	$10,407	$9,268

(a)	This adjustment adds back the effect of equity-based compensation charges related to unit grants made before our initial public offering, which is excluded from adjusted net income-OCG and fee-related earnings-OCG because it is a non-cash charge that does not affect our financial position.

(b)	Adjusted net income-OCG and fee-related earnings-OCG are calculated to evaluate the portion of adjusted net income and fee-related earnings attributable to Class A unitholders. These measures are net of income taxes and expenses that OCG or its Intermediate Holding Companies bear directly.

(c)	This adjustment adds back income taxes associated with segment incentive income, incentive income compensation expense or investment income (loss), which are not included in the calculation of fee-related earnings-OCG.

For additional information on our segment measures, please see “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment and Operating Metrics,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Analysis” and the financial statements and related notes in our Annual Report and our First Quarter 10-Q.

(5)	Uncalled capital commitments represent undrawn capital commitments by partners (including Oaktree as general partner) of our closed-end funds in their investment periods. If a fund distributes capital during its investment period, that capital is typically subject to possible recall, in which case it is included in uncalled capital commitments.

(6)	Our funds record as accrued incentives the incentive income that would be paid to us if the funds were liquidated at their reported values as of the date of the financial statements. Incentives created (fund level) refers to the gross amount of potential incentives generated by the funds during the period. We refer to the amount of incentive income recognized as revenue by us as segment incentive income. We recognize incentive income when it becomes fixed or determinable, all related contingencies have been removed and collection is reasonably assured. Amounts recognized by us as incentive income no longer are included in accrued incentives (fund level), the term we use for remaining fund-level accruals. Incentives created (fund level), incentive income and accrued incentives (fund level) are presented gross, without deduction for direct compensation expense that is owed to our investment professionals associated with the particular fund when we earn the incentive income. We call that charge “incentive income compensation expense.” Incentive income compensation expense varies by the investment strategy and vintage of the particular fund, among other factors, but generally equals 40% to 55% of segment incentive income revenue.

Supplemental Historical Reconciliations

Supplemental reconciliations of adjusted net income, distributable earnings and fee-related earnings to the most comparable GAAP-basis measure for certain historical periods are presented below. For periods or portions of periods prior to May 25, 2007, the financial information represents the accounts of Oaktree Capital Management, LLC, which is considered our predecessor for accounting purposes.

	Year Ended December 31,
	2009	2008	2007	2006
	(in thousands)
Net income (loss) attributable to OCG	$(57,058)	$(127,313)	$85,642	$265,195
Equity-based compensation expense	940,683	941,566	921,766	—
Income taxes	18,267	17,341	4,743	2,950
Non-Operating Group expenses	1,008	969	486	—
OCGH non-controlling interest	(227,313)	(625,285)	(599,520)	—

Adjusted net income	675,587	207,278	413,117	268,145
Investment income	(289,001)	151,249	(40,898)	(58,801)
Receipts of investment income from funds	22,591	26,394	32,675	14,732
Operating Group income taxes	(4,031)	(7,518)	(3,043)	(2,950)

Distributable earnings	$405,146	$377,403	$401,851	$221,126

	Year Ended December 31,
	2009	2008	2007	2006
	(in thousands)
Net income (loss) attributable to OCG	$(57,058)	$(127,313)	$85,642	$265,195
Equity-based compensation expense	940,683	941,566	921,766	—
Income taxes	18,267	17,341	4,743	2,950
Non-Operating Group expenses	1,008	969	486	—
OCGH non-controlling interest	(227,313)	(625,285)	(599,520)	—

Adjusted net income	675,587	207,278	413,117	268,145
Incentive income	(175,065)	(173,876)	(332,457)	(249,527)
Incentive income compensation	65,639	64,845	78,184	92,193
Investment income	(289,001)	151,249	(40,898)	(58,801)
Interest expense, net of interest income	13,071	6,437	1,175	8,581

Fee-related earnings	$290,231	$255,933	$119,121	$60,591

RISK FACTORS

We are subject to a number of significant risks inherent in our business. You should carefully consider the risks and uncertainties described in our Annual Report and First Quarter 10-Q, including those set forth under “Risk Factors” in our Annual Report. In addition, you should carefully consider the risks and uncertainties described below and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risks were to occur, our business and financial results could be seriously harmed. The trading price of our Class A units could decline as a result of any of these risks, and you could lose all or part of your investment.

Risks Relating to This Offering

The large number of Class A units eligible for public sale could depress the market price of our Class A units.

The market price of our Class A units could decline as a result of sales of a large number of our Class A units in the market after this offering, and the perception that these sales could occur may also depress the market price of our Class A units. Based on 30,189,441 Class A units outstanding as of April 30, 2013, we will have 36,189,441 Class A units outstanding after this offering and the application of proceeds (or 37,089,441 Class A units if the underwriters exercise in full their option to purchase additional Class A units). This number includes all of the Class A units that are being sold in this offering, which may be resold immediately in the public market, unless they are held by our affiliates, as that term is defined in Rule 144 under the Securities Act.

In addition, our directors and executive officers (which includes our principals), other current and former employees and certain other investors hold Oaktree Operating Group units through OCGH and, subject to certain restrictions, have the right to exchange their vested OCGH units for, at the option of our board of directors, Class A units on a one-for-one basis, an equivalent amount of cash based on then-prevailing market prices, other consideration of equal value or any combination of the foregoing in accordance with the terms of the exchange agreement. See “Certain Relationships and Related Transactions, and Director Independence—Exchange Agreement” in our Annual Report. The market price of our Class A units could decline as a result of an exchange, or the perception that an exchange may occur, of a large number of OCGH units for our Class A units. Such sales or exchanges could also cause the price of our Class A units to fall and make it more difficult for our Class A unitholders to sell their units. As of April 30, 2013, there are 120,813,876 OCGH units outstanding. After giving effect to this offering and the application of proceeds, there will be 114,813,876 OCGH units outstanding (or 113,913,876 OCGH units if the underwriters exercise in full their option to purchase additional Class A units). Our directors and executive officers also hold a small number of Class A units. Our directors and executive officers have executed lock-up agreements with the underwriters pursuant to which each has agreed not to dispose of or hedge any of such OCGH units, any Class A units or securities convertible into or exchangeable for such OCGH units or Class A units or substantially similar securities during the period from the date of this prospectus supplement continuing through the date that is 90 days after the date of this prospectus supplement, without the prior written consent of the representatives of the underwriters. Among other customary exceptions, these restrictions on transfer described above are subject to exceptions that permit our directors and executive officers to transfer our units:

•	in connection with the purchase of OCGH units by us from such persons with the net proceeds of this offering;

•	if such Class A units were acquired in this offering or on the open market after this offering, provided that such transactions do not require a public filing;

•	to us, provided that such transactions do not require a public filing;

•	following the commencement of a tender or exchange offer for Class A units that is subject to the provisions of the Exchange Act by a third party not affiliated with us; or

•	in connection with any acquisition, sale or merger of us with an unaffiliated third party in which all of the holders of Class A units are entitled to participate.

With respect to all other holders of OCGH units, we have agreed with the underwriters not to permit any disposition of any OCGH units owned by such holders, or any exchange of OCGH units owned by them into Class A units, during the period from the date of this prospectus supplement continuing through the date that is 90 days after the date of this prospectus supplement, without the prior written consent of the representatives of the underwriters. The foregoing restrictions on transfer and exchange are subject to customary exceptions.

We may issue our Class A units from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of Class A units that we issue may in turn be significant. We may also grant registration rights covering Class A units issued in connection with any such acquisitions and investments.

In addition, as of the date of this prospectus supplement, we may issue 19,523,536 Class A units or OCGH units from time to time under the 2011 Plan as well as Class A units or OCGH units that become available under the 2011 Plan pursuant to provisions in the 2011 Plan that automatically increase the Class A units or OCGH units available for future issuance. The units granted under the 2011 Plan may be subject to vesting and forfeiture provisions. Any vesting terms are set by a committee, appointed by our board of directors, in its discretion. Additional issuances of Class A units or OCGH units under the 2011 Plan may dilute the holdings of our existing unitholders, reduce the market price of our Class A units or both. See “Executive Compensation—2011 Equity Incentive Plan” in our Annual Report.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $319.6 million after deducting estimated offering expenses (or $367.6 million if the underwriters exercise in full their option to purchase additional Class A units), assuming an offering price of $54.72 per Class A unit.

We will use all of the net proceeds (including any net proceeds resulting from the underwriters’ exercise of their option to purchase additional Class A units) to acquire OCGH units from certain OCGH unitholders, including certain of our directors and members of our senior management, pursuant to an exchange agreement, as described under “Certain Relationships and Related Transactions, and Director Independence—Exchange Agreement” in our Annual Report. OCGH units represent economic interests in the Oaktree Operating Group, as described under “Summary—Organizational Structure.” Accordingly, we will not retain any of the proceeds received by us from this offering. See “Principal Unitholders” for information regarding the net proceeds of this offering that will be paid to certain of our directors and named executive officers. Pending specific application of these proceeds, we expect to invest them primarily in short-term demand deposits at various financial institutions.

After giving effect to the application of the net proceeds as described above, segment and consolidated unitholders’ capital attributable to Oaktree Capital Group, LLC will increase by the amount of net proceeds and segment and consolidated OCGH non-controlling interest in consolidated subsidiaries will decrease by the amount of net proceeds. Assuming the number of Class A units offered by us as set forth on the front cover of this prospectus supplement remains the same, a $1.00 per Class A unit increase or decrease in the assumed offering price would increase or decrease net proceeds by approximately $5.9 million.

MARKET INFORMATION

Our Class A units are traded on the New York Stock Exchange (“NYSE”) under the symbol “OAK” and began trading on the NYSE on April 12, 2012. The following table sets forth the high and low intra-day sales prices per unit of our Class A units, for the periods indicated, as reported by the NYSE:

	Sales Price
	High	Low
2013

First Quarter	$53.55	$45.17
Second Quarter (through May 17, 2013)	59.50	48.87

2012

First Quarter	N/A	N/A
Second Quarter	$42.55	$34.00
Third Quarter	41.26	34.98
Fourth Quarter	47.14	39.50

The number of holders of record of our Class A units as of April 30, 2013 was 7. This does not include the number of Class A unitholders that hold units in “street-name” through banks or broker-dealers.

CASH DISTRIBUTION POLICY

We intend to make distributions to our Class A unitholders quarterly, following the respective quarter end. Distributions to our Class A unitholders are funded by our share of the Oaktree Operating Group’s distributions. We use distributable earnings, a non-GAAP performance measure derived from our segment results, to measure our earnings at the Oaktree Operating Group level without the effects of the consolidated funds for purposes of, among other things, assisting in the determination of equity distributions from the Oaktree Operating Group. By excluding the results of our consolidated funds and segment investment income (loss), which are not directly available to fund our operations or make equity distributions, and including the portion of distributions from Oaktree and non-Oaktree funds and companies to us that is deemed the profit or loss component of the distributions and not a return of our capital contributions, distributable earnings aids us in measuring amounts that are actually available to meet our obligations under the tax receivable agreement and our liabilities for expenses incurred at OCG and the Intermediate Holding Companies, as well as for distributions to Class A and OCGH unitholders.

We intend to distribute substantially all of the excess of our share of distributable earnings, net of income taxes, as determined by our board of directors after taking into account factors it deems relevant, such as, but not limited to, working capital levels, known or anticipated cash needs, business and investment opportunities, general economic and business conditions, our obligations under our debt instruments or other agreements, our compliance with applicable laws, the level and character of taxable income that flows through to our Class A unitholders, the availability and terms of outside financing, the possible repurchase of our Class A units in open market transactions, in privately negotiated transactions or otherwise, providing for future distributions to our Class A unitholders and growing our capital base. We are not currently restricted by any contract from making distributions to our unitholders, although certain of our subsidiaries are bound by credit agreements that contain certain restricted payment and/or other covenants, which may have the effect of limiting the amount of distributions that we receive from our subsidiaries. In addition, we are not permitted to make a distribution under Section 18-607 of the Delaware Limited Liability Company Act if, after giving effect to the distribution, our liabilities would exceed the fair value of our assets.

The declaration, payment and determination of the amount of equity distributions, if any, is at the sole discretion of our board of directors, which may change our distribution policy at any time. Please see “Risk Factors—We cannot assure you that our intended quarterly distributions will be paid each quarter or at all” in our Annual Report.

Class A unitholders receive their share of these distributions by the Oaktree Operating Group, net of expenses that we and our Intermediate Holding Companies bear directly, such as income taxes or payment obligations under the tax receivable agreement. Our quarterly distributable earnings may be affected by potential seasonal factors that may, in turn, affect the level of the cash distributions applicable to a particular quarter. For example, we generally receive tax-related incentive distributions from certain closed-end funds in the first quarter of the year, which if received generate distributable earnings in that period. The distribution amounts as between any given periods are likely to vary materially due to this and other factors.

With respect to upcoming distributions applicable to the final three fiscal quarters of fiscal year 2013, we currently estimate that the aggregate deductions taken in arriving at the cash distribution payable per Class A unit will include approximately six cents for payment obligations under the tax receivable agreement without giving effect to this offering, to be deducted proportionately from each of the three remaining quarterly distributions. These deductions, which are subject to change as the year progresses, will be in addition to deductions for income taxes and other expenses that Oaktree or its Intermediate Holding Companies bear directly.

In each of the 2007 Private Offering and our initial public offering in April 2012, the exchange of OCGH units increased the tax basis of the tangible and intangible assets of the Oaktree Operating Group. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize the full tax benefit of the increased amortization of our assets, we expect that payments under the tax receivable agreement will aggregate to $47.2 million over the period ending in approximately 2029 with respect to the 2007 Private Offering and $87.8 million over the period ending in approximately 2034 with respect to our initial public offering. In addition, we expect that payments under the tax receivable agreement in respect of this offering will aggregate to $86.1 million over the period ending in approximately 2035 assuming an offering price of $54.72 per Class A unit.

Set forth below are the distributions per Class A unit that were paid on the indicated payment dates to the holders of record as of a date that was two to four business days prior to the payment date.

Payment Date	Applicable to Quarterly Period Ended	Distribution per Unit
May 21, 2013	March 31, 2013	$1.41

Total fiscal year 2013		$1.41

March 1, 2013	December 31, 2012	$1.05
November 20, 2012	September 30, 2012	0.55
August 21, 2012	June 30, 2012	0.79
May 25, 2012	March 31, 2012	0.55

Total fiscal year 2012		$2.94

March 7, 2012	December 31, 2011	$0.42
October 28, 2011	September 30, 2011	0.29
July 29, 2011	June 30, 2011	0.51
April 29, 2011	March 31, 2011	0.64

Total fiscal year 2011		$1.86

PRINCIPAL UNITHOLDERS

The following table sets forth information regarding the current beneficial ownership of our Class A units and Class B units and the OCGH units by:

•	each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of Oaktree Capital Group, LLC;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

The applicable percentage ownership with respect to the Class A units and the Class B units beneficially owned is based on 30,189,441 Class A units outstanding and 120,813,876 Class B units outstanding as of April 30, 2013. The applicable percentage ownership with respect to the OCGH units beneficially owned represents the applicable unitholder’s aggregate holdings of OCGH units and Class A units as a percentage of the 151,003,317 Oaktree Operating Group units outstanding as of April 30, 2013. This percentage represents the applicable unitholder’s aggregate economic interest in the Oaktree Operating Group. Although holders of OCGH units are entitled, subject to vesting requirements and transfer restrictions, to exchange their OCGH units for, at the option of our board of directors, our Class A units on a one-for-one basis, an equivalent amount of cash based on then-prevailing market prices, other consideration of equal value or any combination of the foregoing, such exchanges require board approval and thus holders of OCGH units are not deemed to beneficially own the equivalent number of Class A units.

Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he has no economic interest. To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the interests shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws. Unless otherwise specified, the address of each person named in the table is c/o Oaktree Capital Group, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

	Class A Units Beneficially Owned						Class B Units Beneficially Owned			OCGH Units Beneficially Owned (1)
	Pre-Offering		Post-Offering Assuming the Underwriters’ Option Is Not Exercised		Post-Offering Assuming the Underwriters’ Option Is Exercised in Full					Pre-Offering		Post-Offering Assuming the Underwriters’ Option Is Not Exercised		Post-Offering Assuming the Underwriters’ Option Is Exercised in Full
Executive Officers and Directors	Number	Percent	Number	Percent	Number	Percent	Number		Percent	Number	Percent	Number	Percent	Number	Percent
Howard S. Marks	1,826	*	1,826	*	1,826	*	— (2)		—	21,788,226	14.4%	20,485,749	13.6%	20,290,377	13.4%
Bruce A. Karsh	1,826	*	1,826	*	1,826	*	— (2)		—	21,788,226	14.4	20,485,749	13.6	20,290,377	13.4
John B. Frank	185	*	185	*	185	*	—		—	2,512,377	1.7	2,375,341	1.6	2,354,786	1.6
David M. Kirchheimer	136	*	136	*	136	*	—		—	1,786,575	1.2	1,682,914	1.1	1,667,365	1.1
B. James Ford	120	*	120	*	120	*	—		—	1,439,860	*	1,356,477	*	1,343,970	*
Stephen A. Kaplan	181	*	181	*	181	*	—		—	2,193,335	1.5	2,062,220	1.4	2,042,553	1.4
Caleb S. Kramer	79	*	79	*	79	*	—		—	1,202,444	*	1,144,511	*	1,135,821	*
Kevin L. Clayton	275	*	275	*	275	*	—		—	3,198,110	2.1	3,006,930	2.0	2,978,253	2.0
Larry W. Keele	322	*	322	*	322	*	—		—	4,160,135	2.8	4,160,135	2.8	4,160,135	2.8
Sheldon M. Stone	1,009	*	1,009	*	1,009	*	—		—	12,454,214	8.2	11,709,714	7.8	11,598,039	7.7
D. Richard Masson	2,640	*	2,640	*	2,640	*	—		—	3,522,899	2.3	3,312,304	2.2	3,280,715	2.2
Robert E. Denham	16,400	*	16,400	*	16,400	*	—		—	—	—	—	—	—	—
Wayne G. Pierson (3)	—	—	—	—	—	—	—		—	—	—	—	—	—	—
Marna C. Whittington	6,550	*	6,550	*	6,550	*	—		—	—	—	—	—	—	—
Jay S. Wintrob	4,400	*	4,400	*	4,400	*	—		—	—	—	—	—	—	—
All executive officers and directors as a group (16 persons)	35,960	*	35,960	*	35,960	*	—		—	76,301,319	50.5	72,027,522	47.7	71,386,452	47.3
5% Unitholders
Hawkins Investment Partnership L.P. (4)	3,000,000	9.9%	3,000,000	8.3%	3,000,000	8.1%	—		—	—	—	—	—	—	—
Davis Selected Advisers, L.P. (5)	2,161,236	7.2	2,161,236	6.0	2,161,236	5.8	—		—	—	—	—	—	—	—
Greenlight Capital, Inc. (6)	1,851,812	6.1	1,851,812	5.1	1,851,812	5.0	—		—	—	—	—	—	—	—
Farallon Capital Partners, L.P. (7)	1,669,460	5.5	1,669,460	4.6	1,669,460	4.5	—		—	—	—	—	—	—	—
Baron Capital Group, Inc. (8)	1,658,467	5.5	1,658,467	4.6	1,658,467	4.5	—		—	—	—	—	—	—	—
Acorn Investors, LLC	884	*	884	*	884	*	—		—	9,391,544	6.2	8,830,128	5.8	8,745,916	5.8
Oaktree Capital Group Holdings, L.P.	13,000	*	13,000	*	13,000	*	120,813,876	(9)	100%	—	—	—	—	—	—

*	Represents less than 1%.

(1)	Subject to certain restrictions, each OCGH unitholder has the right to exchange his or her vested units following the expiration of any applicable lock-up period pursuant to the terms of an exchange agreement. Pursuant to the exchange agreement and the terms of the OCGH partnership agreement, the OCGH units will be exchanged for, at the option of our board of directors, our Class A units on a one-for-one basis, an equivalent amount of cash based on then-prevailing market prices, other consideration of equal value or any combination of the foregoing, and we will cancel a corresponding number of Class B units. Post-Offering reflects the application of the proceeds received by us from this offering, which will be used to acquire OCGH units from OCGH unitholders pursuant to an exchange agreement, as described under “Certain Relationships and Related Transactions, and Director Independence—Exchange Agreement” in our Annual Report.

(2)	Excludes 13,000 Class A units and 120,813,876 Class B units held by OCGH. The general partner of OCGH is Oaktree Capital Group Holdings GP, LLC. In their capacities as members of the executive committee of Oaktree Capital Group Holdings GP, LLC holding more than 50% of the aggregate number of OCGH units held by all of the members of the executive committee as a group, Mr. Marks and Mr. Karsh may be deemed to be beneficial owners of the securities held by OCGH. Each of Mr. Marks and Mr. Karsh disclaims beneficial ownership of such securities.

(3)	Excludes 884 Class A units and 9,391,544 OCGH units held by Acorn Investors, LLC and 20 Class A units and 217,304 OCGH units held by Meyer Memorial Trust, which Mr. Pierson may be deemed to beneficially own. Mr. Pierson is the President of Acorn Investors, LLC and the Chief Financial and Investment Officer of Meyer Memorial Trust and disclaims beneficial ownership of the Class A units and OCGH units held by each entity.

(4)	Reflects Class A units beneficially owned by Hawkins Capital L.P., the general partner and manager of Hawkins Investment Partnership L.P. (“HIP”), and Russell B. Hawkins, the sole portfolio manager of HIP, each of whom may be deemed to share voting and dispositive power with respect to the Class A units held by HIP, based on a Schedule 13G filed with the SEC by Hawkins Capital L.P. on March 6, 2013. The address of HIP, Hawkins Capital L.P. and Mr. Hawkins is 600 Travis Street, Suite 6650, Houston, TX 77002.

(5)	Reflects Class A units beneficially owned by Davis Selected Advisers, L.P. (“Davis”) based on a Schedule 13G filed with the SEC by Davis on February 13, 2013. Davis Investments, LLC (“DILLC”) serves as general partner of Davis Selected Advisers, L.P. DILLC is controlled by Christopher Davis. The address of Davis Selected Advisers, L.P., DILLC and Christopher Davis is 2949 East Elvira Road, Suite 101, Tucson, AZ 85706.

(6)	Based on a Schedule 13G filed with the SEC by Greenlight Capital, L.L.C. (“Greenlight L.L.C.”) on February 14, 2013, Greenlight Capital, Inc. (“Greenlight Inc.”) is the investment manager for Greenlight Capital, L.P., Greenlight Capital Qualified, L.P. and Greenlight Capital Offshore Partners and as such has voting and dispositive power over 1,180,612 Class A units held by Greenlight Capital, L.P., Greenlight Capital Qualified, L.P. and Greenlight Capital Offshore Partners. Greenlight L.L.C. is the sole general partner of Greenlight Capital, L.P. and Greenlight Capital Qualified, L.P., and as such has voting and dispositive power over 490,800 Class A units held by Greenlight Capital, L.P. and Greenlight Capital Qualified, L.P. DME Advisors, LP (“DME Advisors”) is the investment manager for Greenlight Reinsurance, Ltd., and as such has voting and dispositive power over 256,500 Class A units held by Greenlight Reinsurance, Ltd. DME Management GP, LLC (“DME Management GP”) is the sole general partner of Greenlight Capital (Gold), LP, and as such has voting and dispositive power over 208,700 Class A units held by Greenlight Capital (Gold), LP. DME Capital Management, LP (“DME Management”) is the investment manager for Greenlight Capital (Gold), LP, and Greenlight Capital Offshore Master (Gold), Ltd., and as such has voting and dispositive power over 414,700 Class A units held by Greenlight Capital (Gold), LP and Greenlight Capital Offshore Master (Gold), Ltd. DME Advisors GP, LLC (“DME GP”) is the general partner of DME Advisors and DME Management, and as such has voting and dispositive power over 671,200 Class A units. David Einhorn is the principal of Greenlight Inc., Greenlight L.L.C., DME Advisors, DME Management GP, DME Management and DME GP, and as such has voting and dispositive power over 1,851,812 Class A units held by them. Mr. Einhorn disclaims beneficial ownership of these Class A units, except to the extent of any pecuniary interest therein. The address of each of the Greenlight Reporting Persons is 140 East 45th Street, 24th Floor, New York, New York 10017.

(7)	Reflects Class A units beneficially owned by Farallon Capital Partners, L.P. (“FCP”) based on a Schedule 13G filed with the SEC by FCP on February 13, 2013. Farallon Partners, L.L.C. (the “Farallon General Partner”) is the general partner of FCP. Each of the following persons (the “Farallon Managing Members”) is a managing member of the Farallon General Partner with the power to exercise investment discretion: Richard B. Fried, Daniel J. Hirsch, Monica R. Landry, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Andrew J.M. Spokes, John R. Warren and Mark C. Wehrly. Each of the Farallon General Partner and the Farallon Managing Members disclaims beneficial ownership of the Class A units held by FCP. All of the persons referenced in this footnote disclaim group attribution. The address of FCP, the Farallon General Partner and the Farallon Managing Members is One Maritime Plaza, Suite 2100, San Francisco, CA 94111.

(8)	Reflects Class A units beneficially owned by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron (collectively, the “Baron Reporting Persons”) based on a Schedule 13G filed with the SEC on February 14, 2013 by the Baron Reporting Persons. BAMCO and BCM are subsidiaries of BCG, and Ronald Baron owns a controlling interest in BCG. The address of each of the Baron Reporting Persons is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

(9)	In connection with the exchange of 6,000,000 OCGH units for cash upon the consummation of this offering, 6,000,000 Class B units will be cancelled. If the underwriters exercise in full their option to purchase additional Class A units, a total of 6,900,000 OCGH units will be exchanged for cash, and 6,900,000 Class B units will be cancelled.

In connection with this offering, our board of directors intends to permit OCGH unitholders to exercise their rights under the OCGH limited partnership agreement and the exchange agreement to exchange 6,000,000 OCGH units (or 6,900,000 OCGH units if the underwriters exercise in full their option to purchase additional Class A units) for cash at a purchase price per OCGH unit equal to the public offering price per Class A unit in this offering net of the underwriting discount payable by us with adjustments, as applicable, to account for the disproportionate sharing among certain OCGH unitholders of the historical incentive income of certain closed-end funds that held their final closing before the May 2007 Restructuring. The adjustments to the purchase price of OCGH units will be made pursuant to the OCGH limited partnership agreement to account for the fact that, as a result of the May 2007 Restructuring, the interests of certain OCGH unitholders in historical incentive income are disproportionately larger or smaller than their pro rata interest in our business, depending on when the unitholder’s interest in our business was acquired. We will use all of the net proceeds received by us from this offering to acquire 6,000,000 OCGH units from certain OCGH unitholders (or 6,900,000 OCGH units if the underwriters exercise in full their option to purchase additional Class A units), including certain of our directors and members of our senior management, pursuant to the exchange agreement. Of these net proceeds, we expect that approximately $69.5 million will be paid to Mr. Marks for 1,302,477 OCGH units (or $79.9 million for 1,497,849 OCGH units if the underwriters exercise in full their option to purchase additional Class A units), approximately $69.5 million will be paid to Mr. Karsh for 1,302,477 OCGH units (or $79.9 million for 1,497,849 OCGH units if the underwriters exercise in full their option to purchase additional Class A units); approximately $7.3 million will be paid to Mr. Frank for 137,036 OCGH units (or $8.4 million for 157,591 OCGH units if the underwriters exercise in full their option to purchase additional Class A units); approximately $5.5 million will be paid to Mr. Kirchheimer for 103,661 OCGH units (or $6.4 million for 119,210 OCGH units if the underwriters exercise in full their option to purchase additional Class A units); approximately $7.0 million will be paid to Mr. Kaplan for 131,115 OCGH units (or $8.0 million for 150,782 OCGH units if the underwriters exercise in full their option to purchase additional Class A units); approximately $10.2 million will be paid to Mr. Clayton for 191,180 OCGH units (or $11.7 million for 219,857 OCGH units if the underwriters exercise in full their option to purchase additional Class A units); approximately $39.7 million will be paid to Mr. Stone for 744,500 OCGH units (or $45.7 million for 856,175 OCGH units if the underwriters exercise in full their option to purchase additional Class A units); approximately $11.2 million will be paid to Mr. Masson for 210,595 OCGH units (or $12.9 million for 242,184 OCGH units if the underwriters exercise in full their option to purchase additional Class A units); approximately $3.1 million will be paid to Mr. Kramer for 57,933 OCGH units (or $3.6 million for 66,623 OCGH units if the underwriters exercise in full their option to purchase additional Class A units); approximately $4.4 million will be paid to Mr. Ford for 83,383 OCGH units (or $5.1 million for 95,890 OCGH units if the underwriters exercise in full their option to purchase additional Class A units); and approximately $0.5 million will be paid to Todd Molz, one of our executive officers, for 9,440 OCGH units (or $0.6 million for 10,856 OCGH units if the underwriters exercise in full their option to purchase additional Class A units). In addition, Messrs. Marks, Karsh, Keele, Stone and Masson will receive additional amounts as a result of their disproportionate interest in the historical incentive income from certain closed-end funds that held their final closing before the May 2007 Restructuring, as described above.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the Class A units being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Class A units indicated in the following table. Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC are the representatives of the underwriters.

Underwriters	Number of Units
Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Keefe, Bruyette & Woods, Inc.
Sandler O’Neill & Partners, L.P.

Total	6,000,000

The underwriters are committed to take and pay for all of the Class A units being offered, if any are taken, other than the Class A units covered by the option described below unless and until this option is exercised.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 900,000 additional Class A units at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional Class A units as the number listed next to the underwriter’s name in the preceding table bears to the total number of Class A units listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 900,000 additional Class A units.

	No Exercise	Full Exercise
Per Unit	$	$
Total	$	$

Class A units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the Class A units are not sold at the price to the public, the representatives may change the offering price and the other selling terms. The offering of the Class A units by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any Class A units, Class B units, any Oaktree Operating Group units, any other securities substantially similar to the Class A units, Class B units or Oaktree Operating Group units or any securities convertible, exchangeable or exercisable for Class A units, Class B units or

Oaktree Operating Group units or substantially similar securities during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives.

In addition, our directors and executive officers (which include our principals), other current and former employees and certain other investors hold OCGH units and, subject to certain restrictions, have the right to exchange their OCGH units for, at the option of our board of directors, Class A units, an equivalent amount of cash based on then-prevailing market prices, other consideration of equal value or any combination of the foregoing in accordance with the terms of the exchange agreement. See “Certain Relationships and Related Transactions, and Director Independence—Exchange Agreement” in our Annual Report. Our directors and executive officers also hold a small number of Class A units. Our directors and executive officers have executed lock-up agreements with the underwriters pursuant to which each has agreed not to dispose of or hedge any of such OCGH units, any Class A units or securities convertible into or exchangeable for such OCGH units or Class A units or substantially similar securities, during the period from the date of this prospectus supplement continuing through the date that is 90 days after the date of this prospectus supplement, without the prior written consent of the representatives. Among other customary exceptions, these restrictions on transfer described above are subject to exceptions that permit our directors and executive officers to transfer our units:

•	in connection with the purchase of OCGH units by us from such persons with the net proceeds of this offering;

•	if such Class A units were acquired on the open market after this offering;

•	to us, provided that such transactions do not require a public filing;

•	following the commencement of a tender or exchange offer for Class A units that is subject to the provisions of the Exchange Act by a third party not affiliated with us; or

•	in connection with any acquisition, sale or merger of us with an unaffiliated third party in which all of the holders of Class A units are entitled to participate.

With respect to all other holders of OCGH units, we have agreed with the underwriters not to permit any disposition of any OCGH units owned by such holders, or any exchange of OCGH units owned by them into Class A units, during the period from the date of this prospectus supplement continuing through the date that is 90 days after the date of this prospectus supplement, without the prior written consent of the representatives. The foregoing restrictions on transfer and exchange are subject to customary exceptions.

In connection with the offering, the underwriters may purchase and sell Class A units in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Class A units than they are required to purchase in the offering. The underwriters will need to close out any short sale by purchasing Class A units in the open market. The underwriters are likely to create a short position if they are concerned that there may be downward pressure on the price of the Class A units in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Class A units sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock and may maintain or otherwise affect the market price of the Class A units. As a result, the price of the Class A units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant Member State (the “Relevant Implementation Date”), an offer to the public of any Class A units which are the subject of the offering contemplated by this prospectus supplement may not be made in that relevant Member State, except that an offer to the public in that relevant Member State of any Class A units may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive, if they have been implemented in that relevant Member State:

(a)	to legal entities which are qualified investors as defined in the Prospectus Directive;

(b)	to fewer than 100, or, if the relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Class A units shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Class A units in any relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A units to be offered so as to enable an investor to decide to purchase any Class A units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement.

Each underwriter has represented and agreed that:

(1)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Class A units in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(2)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Class A units in, from or otherwise involving the United Kingdom.

The Class A units have not been and will not be offered or sold in Hong Kong by means of any document other than (1) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (2) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap.32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance, and no advertisement, invitation or document relating to the Class A units has been or will be issued or be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Class A units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

The Class A units have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (the “Financial Instruments and Exchange Act”) and each underwriter has agreed that it will not offer or sell any Class A units, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A units may not be circulated or distributed, nor may the Class A units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than:

(1)	to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”);

(2)	to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; or

(3)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Class A units are subscribed or purchased under Section 275 by a relevant person which is:

(1)	a corporation (which is not an accredited investor as defined in Section 4(A) of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(2)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the Class A units pursuant to an offer made under Section 275 except:

(i)	to an institutional investor or to a relevant person defined in Section 274 of the SFA or to a relevant person under Section 275(2) of the SFA, or any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law; or

(iv)	as specified in Section 276(7) of the SFA.

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Class A units to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

We estimate that the total expenses of the offering that are payable by us will be approximately $500,000. We have agreed to reimburse the underwriters for certain expenses in an amount up to $10,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and reimbursement of expenses. In particular, affiliates of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are lenders under our existing credit facility described under “Future Sources and Uses of Liquidity” in our Annual Report.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the Class A units being offered by us in this offering will be passed upon for us by Simpson Thacher & Bartlett LLP, Los Angeles, California, and for the underwriters by Sullivan & Cromwell LLP, Los Angeles, California. Simpson Thacher & Bartlett LLP, Los Angeles, California has provided a tax opinion in connection with the Class A units being offered hereby.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Class A Units Representing Limited Liability Company Interests

Preferred Units Representing Limited Liability Company Interests

Depositary Units

Warrants

Subscription Rights

Purchase Contracts

Purchase Units

Oaktree Capital Group, LLC

We or selling securityholders may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, (1) Class A units representing limited liability company interests, (2) preferred units representing limited liability company interests, (3) depositary units representing fractional interests in preferred units, (4) warrants, (5) subscription rights, (6) purchase contracts or (7) purchase units.

We or selling securityholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide specific terms of any securities to be offered, together with the terms of the offering, in supplements to this prospectus to the extent required. You should read this prospectus, the applicable prospectus supplement and any documents we incorporate by reference carefully before you invest.

Our Class A units are listed on the New York Stock Exchange under the trading symbol “OAK.”

Investing in our securities involves a high degree of risk. You should carefully read and consider the risk factors described in this prospectus, any accompanying prospectus supplement and in the documents incorporated by reference into this prospectus. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 14, 2013

Prospectus

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the U.S. Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, we or any selling securityholder may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus and the applicable prospectus supplement in amounts, at prices and on other terms to be determined at the time of the offering. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits.

You should read this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information and Incorporation by Reference.” Information in any prospectus supplement or incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated herein or therein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless the context otherwise requires:

“Oaktree,” “OCG,” “we,” “us,” “our” or “our company” refers to Oaktree Capital Group, LLC and, where applicable, its subsidiaries and affiliates.

“Oaktree Operating Group” refers collectively to the entities that control the general partners and investment advisors of our funds in which we have a minority economic interest and indirect control.

“OCGH” refers to Oaktree Capital Group Holdings, L.P., a Delaware limited partnership, which holds an interest in the Oaktree Operating Group and all of our Class B units.

“OCGH unitholders” refers collectively to our principals, current and former employees and certain other investors who hold their interest in the Oaktree Operating Group through OCGH.

“2007 Private Offering” refers to the sale completed on May 25, 2007 of 23,000,000 of our Class A units to Goldman, Sachs & Co., as initial purchaser, as more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—The May 2007 Restructuring and The 2007 Private Offering—The 2007 Private Offering” in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 14, 2013.

“assets under management,” or “AUM,” generally refers to the assets we manage and equals the NAV (as defined below) of the assets we manage, the fund-level leverage on which management fees are charged and the undrawn capital that we are entitled to call from investors in our funds pursuant to their capital commitments. Our AUM amounts include AUM for which we charge no fees. Our definition of AUM is not based on any definition contained in our operating agreement or the agreements governing the funds that we manage. Our calculation of AUM may not be directly comparable to the AUM metrics of other investment managers.

“funds” refers to investment funds and, where applicable, separate accounts that are managed by us or our subsidiaries.

“Intermediate Holding Companies” collectively refers to the subsidiaries wholly owned by us.

“net asset value,” or “NAV,” refers to the value of all the assets of a fund (including cash and accrued interest and dividends) less all liabilities of the fund (including accrued expenses and any reserves established by us, in our discretion, for contingent liabilities) without reduction for accrued incentives (fund level) because they are reflected in the partners’ capital of the fund.

This prospectus and any accompanying prospectus supplement and their contents do not constitute and should not be construed as an offer of securities of any Oaktree funds.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, and other information with the SEC. You can inspect and copy these reports and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings, including the complete registration statement and all of the exhibits thereto, are also available through the SEC’s website at http://www.sec.gov. Our internet address is www.oaktreecapital.com. We are not incorporating the contents of our website into this prospectus or any accompanying prospectus supplement (apart from those documents that are referenced below).

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby incorporate by reference the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 14, 2013, as amended by Amendment No. 1 thereto, filed with the SEC on April 8, 2013;

•	Our Current Report on Form 8-K/A, filed with the SEC on April 8, 2013 (solely with respect to the information set forth therein);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 10, 2013;

•

The description of our Class A units contained in our Registration Statement on Form 8-A, filed with the SEC on April 9, 2012, including all amendments and reports filed for the purpose of updating such description; and

•

Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and before the termination of the offering.

We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Oaktree Capital Group, LLC

333 South Grand Avenue 28th Floor

Los Angeles, CA 90071

Attention: Investor Relations

Telephone: (213) 830-6483

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which reflect our current views with respect to, among other things, our future results of operations and financial performance. In some cases, you can identify forward-looking statements by words such as “anticipate,” “approximately,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “seek,” “should,” “will” and “would” or the negative version of these words or other comparable or similar words. These statements identify prospective information. Important factors could cause actual results to differ, possibly materially, from those indicated in these statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Such forward-looking statements are subject to risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity, including, but not limited to, changes in our anticipated revenue and income, which are inherently volatile; changes in the value of our investments; the pace of our raising of new funds; the timing and receipt of and impact of taxes on carried interest; distributions from and liquidation of our existing funds; changes in our operating or other expenses; the degree to which we encounter competition; and general economic and market conditions. The factors listed in the item captioned “Risk Factors” in our Annual Report on Form 10-K and/or Quarterly Reports on Form 10-Q incorporated by reference herein describe risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in our forward-looking statements.

Forward-looking statements contained in this prospectus speak only as of the date of this prospectus. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

MARKET AND INDUSTRY DATA

The documents incorporated and deemed to be incorporated by reference herein include or may include, and any prospectus supplement and free writing prospectus that we may provide to you in connection with an offering may include, market and industry data and forecasts that are derived from independent reports, publicly available information, various industry publications, other published industry sources and our internal data, estimates and forecasts. Independent reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. We have not commissioned, nor are we affiliated with, any of the sources cited herein.

Our internal data, estimates and forecasts are based upon information obtained from investors in our funds, partners, trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions.

RISK FACTORS

Investing in our securities involves risks. In addition to the risks discussed above under “Disclosure Regarding Forwarding-Looking Statements,” you should carefully review the risks discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus, and under the caption “Risk Factors” or any similar caption in the other documents that we subsequently file with the SEC that are incorporated or deemed to be incorporated by reference into this prospectus as described under “Where You Can Find More Information and Incorporation by Reference” and in any prospectus supplement or free writing prospectus that we provide you in connection with an offering of securities pursuant to this prospectus. You should also carefully review the other risks and uncertainties discussed in the documents incorporated and deemed to be incorporated by reference in this prospectus and in any such prospectus supplement and free writing prospectus. The risks and uncertainties discussed above and in the documents referred to above and other matters discussed in those documents could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our Class A units and any other securities we may issue. Moreover, the risks and uncertainties discussed above and in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of our Class A units and any other securities we may issue could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

OAKTREE CAPITAL GROUP, LLC

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under “Where You Can Find More Information and Incorporation by Reference.”

Oaktree is a leader among global investment managers specializing in alternative investments, with $78.8 billion in assets under management (“AUM”) as of March 31, 2013. Over more than a quarter-century we have developed a large and growing client base through our ability to identify and capitalize on opportunities for attractive investment returns in less efficient markets. Our investment approach, based on the primacy of risk control, and the strong risk-adjusted performance record it has produced appeal to the many investors who seek attractive returns with less-than-commensurate risk. Oaktree’s growth and success are byproducts of our proven investment approach and our policy of putting clients’ interests first.

Our founding principals were pioneers in the management of high yield bonds, convertible securities and distressed debt. From those roots we have developed an array of specialized credit- and equity-oriented strategies that include distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Our 229 investment professionals include 132 senior investment professionals with an average 17 years of industry experience. These individuals possess the broad cross-section of investing, research, analytical, legal, trading and other skills, relationships and experience that are necessary for success in our complex markets. Additionally, our compensation and other personnel practices foster a collaborative culture that facilitates complementary investment strategies benefiting from shared knowledge and insights.

We manage assets on behalf of many of the most significant institutional investors in the world. Our clientele has nearly doubled over the past decade, to over 1,800, including 75 of the 100 largest U.S. pension plans, 38 states in the United States, approximately 400 corporations, over 300 university, charitable and other endowments and foundations, 10 sovereign wealth funds and over 250 other non-U.S. institutional investors. Our 25 largest clients participate in an average of five different investment strategies, reflecting the confidence engendered by our consistent firm-wide investment approach. Over 10% of our AUM represents high-net-worth individuals or sub-advisory relationships with mutual funds, indicating both the broadening appeal of alternatives to individual investors and our heightened focus on that market.

We have systematically broadened employee ownership since our founding to help align interests among employees, our clients and other stakeholders, as well as to facilitate a smooth generational transfer of management and ownership. We have over 700 employees, including over 190 employee-

owners, who operate out of 13 offices in 10 countries, of which the largest offices are in Los Angeles (headquarters), London, New York and Hong Kong.

Oaktree Capital Group, LLC is a Delaware limited liability company that was formed in 2007. Before 2007, our business was operated through our predecessor, Oaktree Capital Management, LLC, which was formed in 1995. Our principal executive offices are located at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, and our telephone number is (213) 830-6300.

RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS

We have no preferred units outstanding.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement or a free writing prospectus prepared in connection with an offering of securities pursuant to this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment, repurchase or redemption of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested or temporarily used to repay indebtedness before deployment for their intended purposes.

We will not receive any of the proceeds from the sale of securities to which this prospectus relates that are offered by any selling securityholders.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus.

DESCRIPTION OF UNITS

General

The following is a summary of some of the terms of our units, the material provisions of the Third Amended and Restated Operating Agreement of Oaktree Capital Group, LLC, which provides for the issuance of our units (our “operating agreement”), and certain relevant provisions of the Delaware Limited Liability Company Act (the “Act”). The following summary is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of our operating agreement, a copy of which has been incorporated by reference herein and which you may obtain as described under “Where You Can Find More Information and Incorporation by Reference,” and the Act. As of April 30, 2013, there were 30,189,441 Class A units outstanding, 120,813,876 Class B units outstanding and no preferred units outstanding.

Our operating agreement authorizes our board of directors to issue an unlimited number of additional units and options, rights, warrants and appreciation rights relating to such units for consideration or for no consideration and on the terms and conditions established by our board of directors in its sole discretion without the approval of any Class A unitholders. These additional securities may be used for a variety of purposes, including future offerings to raise additional capital, acquisitions and equity incentive plans. Our operating agreement currently authorizes the issuance of Class A and Class B units.

Class A Units

All of our outstanding Class A units are duly issued. Upon payment in full of the consideration payable upon original issuance with respect to our Class A units, as determined by our board of directors, the holders of such units will not be liable to us to make any additional capital contributions with respect to such units (except as otherwise required by Sections 18-607 and 18-804 of the Act). No holder of our Class A units is entitled to preemptive, redemption or conversion rights.

Voting Rights

Holders of Class A units are entitled to one vote per unit held of record on all matters submitted to a vote of our unitholders. Generally, all matters to be voted on by our unitholders must be approved by a majority (or, in the case of election of directors when the Oaktree control condition (as defined below) is no longer satisfied, by a plurality) of the votes entitled to be cast by all Class A units and Class B units present in person or represented by proxy at a meeting of unitholders, voting together as a single class.

Distribution Rights

Holders of Class A units share ratably (based on the number of units held) in any distribution authorized by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on distributions and to any restrictions on distributions imposed by the terms of any outstanding preferred units.

Liquidation Rights

Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred units having liquidation preferences, if any, the holders of our Class A units and any other equity securities we may subsequently issue that are pari passu with our Class A units will be entitled to receive our remaining assets available for distribution in proportion to the Class A units and other equity securities held by them as of a record date determined by the liquidator.

Other Matters

Under our operating agreement, in the event that our board of directors determines that we should seek relief pursuant to Section 7704(e) of the Code (as defined below) to preserve our status as a partnership for U.S. federal (and applicable state) income tax purposes, we and each of our unitholders will be required to agree to adjustments required by the tax authorities, and we will pay such amounts as required by the tax authorities to preserve our status as a partnership.

Class B Units

All of our Class B units have been duly issued and are held by OCGH, which is controlled by our principals. No holder of Class B units is entitled to preemptive, redemption or conversion rights.

Voting Rights

Holders of our Class B units are entitled to ten votes per unit held of record on all matters submitted to a vote of our unitholders. However, in the event that the Oaktree control condition is no longer satisfied, our Class B units will be entitled to only one vote per unit. Generally, all matters to be voted on by our unitholders must be approved by a majority (or, in the case of election of directors when the Oaktree control condition is no longer satisfied, a plurality) of the votes entitled to be cast by all Class A units and Class B units present in person or represented by proxy at a meeting of unitholders, voting together as a single class.

Distribution Rights

Holders of our Class B units do not have any right to receive distributions other than distributions consisting of Class B units paid proportionally with respect to each outstanding Class B unit.

Liquidation Rights

Upon our liquidation, dissolution or winding up, no holder of Class B units has any right to receive distributions in respect of its Class B units.

Preferred Units

Our operating agreement authorizes our board of directors to establish one or more series of preferred units. Unless required by law or by any securities exchange on which our units are listed for trading, the authorized preferred units will be available for issuance without further action by Class A unitholders. Our board of directors is able to determine, with respect to any series of preferred units, the terms and rights of that series, including:

•	the designation of the series;

•	the number of preferred units of the series;

•	whether distributions, if any, will be cumulative or non-cumulative and the distribution rate of the series;

•	the dates at which distributions, if any, will be payable;

•	the redemption rights and price or prices, if any, for preferred units of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of the preferred units of the series;

•	the amounts payable on preferred units of the series in the event of our liquidation or dissolution;

•	whether the preferred units of the series will be convertible into or exchangeable for interests of any other class or series or any other security of our company or any other entity;

•	restrictions on the issuance of preferred units of the series or of any units of any other class or series; and

•	the voting rights, if any, of the holders of the preferred units of the series.

We could issue a series of preferred units that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Class A units might believe to be in their best interests or in which holders of Class A units might receive a premium for their Class A units over the market price of the Class A units.

Class Structure

Our Class B units have ten votes per unit, while our Class A units have one vote per unit. All of our Class B units, representing 97.6% of the voting power of our outstanding membership interests as of April 30, 2013, are controlled indirectly by our principals through their control of OCGH. Because of our dual-class structure, our principals are able to control all matters submitted to our unitholders for approval even if OCGH owns significantly less than 50% of our outstanding units. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other unitholders may view as beneficial.

Listing and Trading

Our Class A units are listed on the New York Stock Exchange under the trading symbol “OAK.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A units is American Stock Transfer & Trust Company.

Our Operating Agreement

Organization and Duration

We were formed in Delaware on April 13, 2007 and will remain in existence until dissolved in accordance with our operating agreement and the Act.

Purpose

Under our operating agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and to conduct any and all activities related to such business activity.

Agreement to be Bound by Our Operating Agreement; Power of Attorney

By purchasing a Class A unit, you will be admitted as a member of Oaktree Capital Group, LLC and become bound by the terms of our operating agreement. Pursuant to our operating agreement, each unitholder and each person who acquires a Class A unit from a unitholder grants to us (and, if appointed, to a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants us the authority to make certain amendments to, and to make consents and waivers under, our operating agreement and certificate of formation, in each case in accordance with our operating agreement.

Duties of Officers, Directors and Manager

Our operating agreement provides that our business and affairs be managed under the direction of our board of directors, which has the power to appoint our officers. Our operating agreement further provides that the authority and function of our board of directors and officers are identical to the authority and functions of a board of directors and officers of a corporation organized under the Delaware General Corporation Law (“DGCL”), except as expressly modified by the terms of the operating agreement. Finally, our operating agreement provides that, except as specifically provided therein, the fiduciary duties and obligations owed to us and to our unitholders are the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively. Our manager, whose only function is to designate the members of our board of directors so long as our principals, or their successors or affiliated entities (other than us or our subsidiaries), including OCGH, collectively hold, directly or indirectly, at least 10% of the aggregate outstanding Oaktree Operating Group units (the “Oaktree control condition”), does not owe any duties to our unitholders.

There are certain provisions in our operating agreement regarding exculpation and indemnification of our officers, directors and manager that differ from the DGCL.

First, our operating agreement provides that our officers and directors will be liable to us or our unitholders for an act or omission only if such act or omission constitutes a breach of the duties owed to us or our unitholders, as applicable, by any such officer or director and such breach is the result of (1) willful malfeasance, gross negligence, the commission of a felony or a material violation of law, in each case, that has or could reasonably be expected to have a material adverse effect on us or (2) fraud, and that our manager will not be liable to us or our unitholders for its actions. Moreover, we have agreed to indemnify our officers, directors and manager to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with our approval and counsel fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may be made a party by reason of being or having been one of our officers or directors or our manager, except for any expenses or liabilities that have been finally judicially determined to have arisen primarily from acts or omissions which violate the standard set forth in the preceding sentence. Under the DGCL, a corporation can only indemnify officers and directors for acts or omissions if any such officer or director acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, in a criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful.

Second, our operating agreement provides that, in the event of an existing or potential conflict of interest involving OCGH, our directors or their respective affiliates, a resolution or course of action by our directors or their affiliates will be deemed approved by all our unitholders, and will not constitute a breach of our operating agreement or any duty (including any fiduciary duty), if such resolution or course of action is approved by a majority of the total voting power of all our outstanding Class A and Class B units held by disinterested unitholders or a majority of our directors who are not employed by us, our subsidiaries or our affiliates controlled by our principals or meets certain standards as described in “—Conflicts of Interest” below. Under the DGCL, a corporation is not permitted to automatically exempt board members from claims of breach of fiduciary duty under such circumstances. In addition, our operating agreement provides that all conflicts of interest described in this prospectus are deemed to have been specifically approved by all our unitholders who acquire units on or after the date of our April 2012 initial public offering.

Election of Members of Our Board of Directors

Our board of directors consists of 13 directors. For so long as the Oaktree control condition is satisfied, the size of our board of directors will be determined, and the directors will be designated, by our manager. Directors serve until their successors are duly elected or appointed and qualified, or until their earlier death, disability, resignation or removal from office. Any vacancy on our board of directors, including any vacancy arising from the creation of a new directorship, will be filled by our manager. While our Class A and Class B units vote together as a single class on all matters submitted to a vote of unitholders, including certain amendments of our operating agreement, our operating agreement does not obligate us to hold annual meetings for any purpose so long as the Oaktree control condition is satisfied.

After the Oaktree control condition is no longer satisfied, the size of our board of directors will be set by resolution of our board of directors, and directors will be elected by the vote of a plurality of our outstanding Class A and Class B units, voting together as a single class, to serve until our next annual meeting is held and until their successor is duly elected or appointed and qualified or until their earlier death, disability, resignation or removal from office. After the Oaktree control condition is no longer satisfied, any vacancy arising from the creation of a new directorship may be filled by a majority of the remaining directors or, if there are no directors in office, the vote of a plurality of our outstanding Class A and Class B units voting together as a single class.

Removal of Members of Our Board of Directors

Any director or the entire board of directors may be removed, with or without cause, at any time, by our manager for so long as the Oaktree control condition is satisfied. The vacancy in our board of directors caused by any such removal will be filled by our manager. After the Oaktree control condition is no longer satisfied, any director or the entire board of directors may be removed, with or without cause, at any time, by the affirmative vote of holders of a majority of our outstanding Class A and Class B units, voting together as a single class. The vacancy in our board of directors caused by any such removal will be filled by the vote of a plurality of our outstanding Class A and Class B units, voting together as a single class.

Limited Liability

Delaware law provides that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the distribution was in violation of Delaware law will be liable to the company for three years for the amount of the distribution. Under Delaware law, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their limited liability company interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, Delaware law provides that the fair value of property subject to liability for which recourse of creditors is limited is included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under Delaware law, an assignee who becomes a substituted member of a company is liable for the obligations of the assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to the assignee at the time the assignee became a member and that could not be ascertained from our operating agreement.

Amendment of Our Operating Agreement

Amendments to our operating agreement may be proposed only by or with the consent of our board of directors. To adopt a proposed amendment and except as set forth below, our board of directors is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of our unitholders to consider and vote upon the proposed amendment. Except as set forth below an amendment must be approved by holders of a majority of the total combined voting power of our outstanding Class A and Class B units, voting together as a single class, and to the extent that such amendment would have a material adverse effect on the holders of any class or series of units, by the holders of a majority of the holders of such class or series. Issuances of units with rights superior to those of our then-outstanding units of any class or series or having a dilutive effect on our then-outstanding units will not be deemed to have a material adverse effect on the holders of the outstanding units.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any unitholder without such unitholder’s consent, unless approved by at least a majority of the class or series of units so affected;

•

change the provision in our operating agreement that provides that we will be dissolved upon an election to dissolve us by our board of directors that is approved by holders of a majority of the total combined voting power of our outstanding Class A and Class B units, voting together as a single class;

•	change our term of existence; or

•

give any person the right to dissolve us other than our board of directors’ right to dissolve us with the approval of holders of a majority of the total combined voting power of our outstanding Class A and Class B units, voting together as a single class.

The provision of our operating agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of holders of at least two-thirds of the total combined voting power of our outstanding Class A and Class B units, voting together as a single class.

No Unitholder Approval

Our board of directors may generally make amendments to our operating agreement without the approval of any unitholder (including a unitholder that may be materially and adversely affected by such amendments) to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, resignation or removal of unitholders in accordance with our operating agreement;

•

the merger of us or any of our subsidiaries into, or the conveyance of all of our assets to, a newly formed entity, if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•

a change that our board of directors determines in its sole discretion to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes, other than as we specifically so designate;

•	a change that our board of directors determines in its sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation;

•

an amendment that our board of directors determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board of directors, or our officers, agents or trustees from having a material risk of being in any manner subjected to the provisions of the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), the U.S. Investment Advisers Act of 1940, as amended, Title I of ERISA (as defined below), Section 4975 of the Code or any applicable similar law currently applied or proposed;

•	an amendment or issuance that our board of directors determines in its sole discretion to be necessary or appropriate for the authorization of additional securities;

•	any amendment expressly permitted in our operating agreement to be made by our board of directors acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our operating agreement;

•

any amendment that our board of directors determines in its sole discretion to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our operating agreement;

•

an amendment effected, necessitated or contemplated by an amendment to the operating agreement or other governing document of one of our direct subsidiaries that requires the equity holders of such subsidiary to provide a statement, certification or other proof of evidence to the subsidiary regarding whether such equity holder is subject to U.S. federal income taxation on the income generated by such subsidiary;

•

a change in our fiscal year or taxable year and related changes that our board of directors determines to be necessary, desirable or appropriate as a result of a change in our fiscal year or taxable year; and

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our board of directors may make any amendment to our operating agreement without the approval of any unitholder (including a unitholder that may be materially and adversely affected by any such amendment) if our board of directors in its sole discretion determines that the amendment:

•	does not adversely affect our unitholders as a whole (including any particular class or series of units as compared to other classes or series of units) in any material respect;

•

is necessary, desirable or appropriate to satisfy any requirement, condition or guideline contained in any opinion, directive, order, ruling or regulation of any U.S. federal or state or non-U.S. agency or judicial authority or contained in any U.S. federal or state or non-U.S. statute;

•

is necessary, desirable or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline or requirement of any securities exchange or market on which our units are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our unitholders;

•	is necessary or appropriate for any action taken by our board of directors relating to splits or combinations of units under the provisions of our operating agreement; or

•

is required to effect the intent expressed in the S-1 registration statement for our 2012 initial public offering or the intent of the provisions of our operating agreement or is otherwise contemplated by our operating agreement.

Merger, Sale or Other Disposition of Assets

If certain conditions specified in our operating agreement are satisfied, our board of directors may convert or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed limited liability entity, in each case without any approval of our unitholders, if the sole purpose of the conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity. All other mergers, consolidations and other business combinations require the approval of both our board of directors and a majority of the total combined voting power of all of our outstanding Class A and Class B units, voting together as a single class. Our unitholders are not entitled to dissenters’ rights of appraisal under our operating agreement or applicable Delaware law in the event of a merger, consolidation or other business combination, a conversion or a sale of all or substantially all of our assets or any other similar transaction or event.

Grantor Trust

In the future, our board of directors may consider implementing a reorganization without the consent of our unitholders whereby a Delaware statutory trust would hold all of our outstanding Class A units and each of our Class A unitholders would receive units of the trust in exchange for its Class A units. Our board of directors has the power to decide in its sole discretion to implement such a trust structure. Our trust would be treated as a grantor trust for U.S. federal income tax purposes. As such, for U.S. federal income tax purposes, each investor would be treated as the beneficial owner of a pro rata portion of the units held by the trust and our unitholders would receive annual tax information relating to their investment on Form 1099 (or substantially similar forms as required by law), rather than on Schedule K-1. Our board of directors will not implement such a trust structure if, in its sole discretion, it determines that the reorganization would be taxable or otherwise alter the benefits or burdens of ownership of our Class A units, including a unitholder’s allocation of items of income, gain, loss, deduction or credit or the treatment of such items for U.S. federal income tax purposes. Our board of directors will also be required to implement the reorganization in a manner that does not have a material effect on the voting and economic rights of our Class A and Class B units.

The IRS could challenge the trust’s manner of reporting to investors (for example, if the IRS asserts that the trust constitutes a partnership or is ignored for U.S. federal income tax purposes). In addition, the trust could be subject to penalties if it were determined that the trust did not satisfy applicable reporting requirements.

Limited Call Right

If at any time less than 10% of the then issued and outstanding units of any class or series, including our Class A units, are held by unitholders other than our principals, their successors or entities controlled by them, we will have the right, which we may assign in whole or in part to any of our affiliates, to acquire all, but not less than all, of the remaining units of the class or series held by such unitholders as of a record date to be selected by us, on at least ten but not more than 60 days’ notice. The purchase price in the event of this purchase will be the greater of:

•

the average daily closing price on the primary securities exchange on which units of such class or series are traded for the 20 business days preceding the date that is three days before the date the notice is mailed; and

•

the highest cash price paid by us or any of our affiliates for any unit of the class or series purchased within the 90 days preceding the date on which we first mail notice of our election to purchase those units.

As a result of our right to purchase outstanding units, a unitholder may have his or her units purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. See “Material U.S. Federal Tax Considerations—Consequences to U.S. Holders of Class A Units—Sale or Exchange of Class A Units.”

Termination and Dissolution

We will continue as a limited liability company until terminated under our operating agreement. We will dissolve:

•

upon the election of our board of directors to dissolve us, if approved by holders of a majority of the total combined voting power of all of our outstanding Class A and Class B units, voting together as a single class;

•	upon the entry of a decree of judicial dissolution; or

•	at any time that we no longer have any members, unless our business is continued in accordance with Delaware law.

Election to be Treated as a Corporation

If our board of directors determines that it is no longer in our best interests to continue as a partnership for U.S. federal income tax purposes, our board of directors may elect to treat us as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books are maintained for both tax and financial reporting purposes on an accrual basis. Our fiscal year is the calendar year ending December 31. Our board of directors in its sole discretion may change our fiscal year at any time as may be required or permitted under the Code or applicable U.S. Treasury Regulations. It may require a substantial period of time after the end of our fiscal year to obtain the requisite information from all lower-tier entities to enable us to prepare and deliver Schedule K-1s to IRS Form 1065. We expect to provide estimates of such tax information (including your allocable share of our income, gain, loss and deduction for our preceding year) by February 28 of each year; however, there is no assurance that the Schedule K-1s, which will be provided after the estimates, will be the same as our estimates. For this reason, holders of Class A units who are U.S. taxpayers may want to file annually with the IRS (and certain states) a request for an extension past the due date of their income tax returns. See “Material U.S. Federal Tax Considerations—Administrative Matters—Information Returns.”

Unrestricted Ability to Issue Additional Securities

Our operating agreement authorizes us to issue additional securities, including preferred units entitled to a preference or priority over our Class A units in the right to share in our distributions, for the consideration (or for no consideration) and on the terms and conditions established by our board of directors without the approval of any of our unitholders. These additional securities may be used for a variety of purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. Our ability to issue additional Class A units and other equity securities could render more difficult or discourage an attempt to obtain control over us, including those attempts that might result in a premium over the market price for the interests held by our unitholders or that a unitholder might consider to be in its best interest.

Conflicts of Interest

In general, whenever an actual or potential conflict of interest arises between OCGH, one or more of our directors or their respective affiliates, on the one hand, and us, one or more of our subsidiaries or one or more of our other Class A unitholders, on the other hand, any resolution or course of action taken by our directors or their respective affiliates will be deemed approved by all of our unitholders and will not constitute a breach of our operating agreement or any legal or equitable duty (including any fiduciary duty) if the resolution or course of action in respect of the conflict of interest is:

•	approved by a majority of the votes entitled to be cast by all disinterested unitholders;

•	on terms no less favorable to us or our subsidiaries or our unitholders than those generally being provided to or available from unrelated third parties;

•	fair and reasonable to us taking into account the totality of the relationships among the parties involved; or

•	approved by a majority of our directors who are not employed by us, our subsidiaries or our affiliates controlled by our principals.

Failure to seek the approval of our unitholders or outside directors described above will not be deemed to indicate that a conflict of interest exists or that approval could not have been obtained. If our board of directors determines that any resolution or course of action satisfies the second or third standards described above, it will be presumed that our board of directors acted in good faith in making such determination, and a Class A unitholder seeking to challenge our board of directors’ determination would bear the burden of overcoming this presumption.

Any conflicts of interest described in this prospectus will be deemed approved by our unitholders who acquire units and will not constitute a breach of our operating agreement or any legal, equitable or other duty.

In addition to the provisions relating to conflicts of interest, our operating agreement contains provisions that waive or consent to conduct by us, our manager, our directors or our affiliates that might otherwise raise issues about compliance with fiduciary duties or otherwise applicable law. For example, our operating agreement provides that when we, our board of directors or our manager is permitted or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, then, to the fullest extent permitted by law, we, our board of directors or our manager, as the case may be, may make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”), and will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any Class A unitholders, and will not be subject to any other or different standards imposed by our operating agreement, any other agreement contemplated thereby, under the Act, the DGCL or under any other law or in equity, but in all circumstances must exercise such discretion in good faith. These modifications of fiduciary duties are expressly permitted by Delaware law. Hence, we and our Class A unitholders will only have recourse and be able to seek remedies against our directors if our directors breach their obligations pursuant to our operating agreement. Unless our directors breach their obligations pursuant to our operating agreement, we and our Class A unitholders will not have any recourse even if our directors were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of the obligations set forth in our operating agreement, our operating agreement provides that our directors will not be liable to us or our Class A unitholders for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such breach is the result of (1) willful malfeasance, gross negligence, the commission of a felony or a material violation of law, in each case, that has resulted or could reasonably be expected to have a material adverse effect on us or (2) fraud. In addition, our operating agreement provides that our manager will owe no duties to us or our unitholders and will have no liability to us or any unitholder for monetary damages or otherwise for its actions. These modifications are detrimental to the Class A unitholders because they restrict the remedies available to Class A unitholders for actions that without those limitations might constitute breaches of duty (including fiduciary duty).

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our board of directors may affect the amount of cash flow from operations available for distribution to our Class A unitholders.

The amount of cash flow from operations that is available for distribution to our Class A unitholders is affected by decisions of our board of directors regarding such matters as:

•	amount and timing of cash expenditures, including those relating to compensation;

•	amount and timing of investments and dispositions;

•	levels of indebtedness;

•	tax matters;

•	levels of reserves;

•	issuance of additional equity securities, including Class A units, or additional Oaktree Operating Group units; and

•	possible repurchases of our Class A units in open market transactions, in privately negotiated transactions or otherwise.

Our Class A unitholders have no right to enforce obligations of our affiliates under agreements with us.

Any agreements between us, on the one hand, and our affiliates, on the other, do not and will not grant to the Class A unitholders, separate and apart from us, the right to enforce the obligations of our affiliates in our favor.

Contracts between us, on the one hand, and our affiliates, on the other, will not be the result of arm’s-length negotiations.

Neither our operating agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our affiliates, on the other, are or will be the result of arm’s-length negotiations. Our board of directors will determine the terms of any of these transactions on terms that it considers are fair and reasonable to us.

We may choose not to retain separate counsel for ourselves or for the holders of Class A units.

Attorneys, independent accountants and others who perform or will perform services for us are selected by our board of directors and may perform services for us and our affiliates. We may retain separate counsel for ourselves or our Class A unitholders in the event of a conflict of interest between our affiliates, on the one hand, and us or our Class A unitholders, on the other, depending on the nature of the conflict, but are not required to do so.

Certain of our subsidiaries have obligations to investors in our funds and may have obligations to other third parties that may conflict with your interests.

Our subsidiaries that serve as the general partners of our funds have fiduciary and contractual obligations to the investors in those funds and some of our subsidiaries may have contractual duties to other third parties. As a result, we expect to regularly take actions with respect to the allocation of investments among our funds (including funds that have different fee structures), the purchase or sale of investments in our funds, the structuring of investment transactions for those funds, the advice we provide or otherwise that comply with these fiduciary and contractual obligations. In addition, certain of our directors, officers and employees have made personal investments in a variety of our funds, which may result in conflicts of interest among investors in our funds or our unitholders regarding investment decisions for these funds. Some of these actions might at the same time adversely affect our near-term results of operations or cash flow.

U.S. federal income tax considerations of the OCGH unitholders may conflict with your interests.

Because the OCGH unitholders (including certain of our directors, officers and employees) indirectly hold their Oaktree Operating Group units through entities that are not subject to corporate income taxation, and we hold Oaktree Operating Group units indirectly through wholly owned subsidiaries, two of which are subject to corporate income taxation, conflicts may arise between us and the OCGH unitholders relating to the selection and structuring of investments. Our Class A unitholders are deemed to expressly acknowledge that our board of directors is under no obligation to consider the separate interests of the Class A unitholders, including among other things the tax consequences to our Class A unitholders, in deciding whether to cause us to take or decline to take any actions.

Meetings of Unitholders; Action Without a Meeting

We are not required under our operating agreement to hold regular meetings of our unitholders. Meetings may be called by a majority of our board of directors. Generally, all matters to be voted on by our unitholders must be approved by a majority (or, in the case of election of directors if the Oaktree control condition is no longer satisfied, a plurality) of the votes entitled to be cast by all Class A and Class B units present in person or represented by proxy at a meeting of unitholders, voting together as a single class. Under Delaware law, we may hold unitholder meetings in person or by conference call.

In addition, any action that may be taken at a meeting of our unitholders may instead be taken upon the written approval of unitholders representing not less than the minimum percentage of the votes entitled to be cast by all Class A and Class B units that would be necessary to authorize or take such action at a meeting at which all of our unitholders were present and voted. Actions by written approval may be taken without a meeting, without a vote and without prior notice.

Transfer Restrictions

Transfers of our Class A units may only occur in accordance with the procedures set forth in our operating agreement. Our Class A units may not be transferred in any transaction that would:

•	violate then-applicable U.S. federal or state securities laws or regulations or any governmental authority with jurisdiction over the transfer;

•	terminate our existence or qualification under the laws of any jurisdiction;

•

cause us to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent that we are not already so treated or taxed); or

•	require us to become subject to the registration requirements of the Investment Company Act.

To the fullest extent permitted by law, a purported transfer of Class A units in violation of the restrictions set forth in our operating agreement will be null and void, and we will not be required to and will not recognize the transfer. In the event of a purported transfer prohibited by our operating agreement, we may, in our discretion, require that the purported transferor take steps to unwind, cancel or reverse the purported transaction. The purported transferee will have no rights or economic interest in the Class A units. In addition, we may, in our discretion, redeem the Class A units or cause the transfer of the Class A units to a third party and distribute the proceeds of the sale (net of any expenses) to the purported transferor.

Non-Citizen Assignee; Redemption

If we or our affiliates are or become subject to federal, state or local laws or regulations that in our determination create a substantial risk of cancellation or forfeiture of any property in which we or the affiliate has an interest because of the nationality, citizenship or other related status of any Class A unitholder, we may redeem the Class A units held by that holder at their current market price. To avoid any cancellation or forfeiture, we may require each Class A unitholder to furnish information about such unitholder’s nationality, citizenship or related status or the nationality, citizenship or related status of any beneficial owner of such holder’s Class A units. If a Class A unitholder fails to furnish information about its nationality, citizenship or other related status within 30 days after a request for the information or we determine, with the advice of counsel, after receipt of the information that the Class A unitholder is not an eligible citizen, we may redeem or require a transfer of the unitholder’s Class A units. Pending such a transfer or redemption, the unitholder’s right to vote or receive distributions in respect of the Class A units may be suspended.

DESCRIPTION OF DEPOSITARY UNITS

This section describes the general terms and provisions of the depositary units. The applicable prospectus supplement will describe the specific terms of the depositary units offered by that prospectus supplement and any general terms outlined in this section that will not apply to those depositary units.

We may issue depositary receipts representing fractional interests in a particular series of preferred units, which we refer to as “depositary units.” We will deposit the series of preferred units that are the subject of depositary units with a bank, trust company or other financial institution to be named as depositary in the applicable prospectus supplement, which will hold the preferred units for the benefit of the holders of the depositary units, in accordance with one or more deposit agreements between the depositary and us. The holders of depositary units will be entitled to all the rights and preferences of the preferred units to which the depositary units relate, including distribution, voting, conversion, redemption and liquidation rights, to the extent of their interests in the preferred units.

While the deposit agreement relating to a particular series of preferred units may have provisions applicable solely to that series of preferred units, all deposit agreements relating to preferred units we issue will include the following provisions:

Distributions

Each time we pay a cash distribution with regard to preferred units of a series, the depositary will distribute to the holder of record of each depositary unit relating to that series of preferred units an amount equal to the distribution per depositary unit the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary units in proportion to the depositary units held by each of them or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary units in proportion to the depositary units held by them.

Withdrawal of Preferred Units

A holder of depositary units will be entitled to receive, upon surrender of depositary receipts representing depositary units, the number of whole or fractional units of the applicable series of preferred units, and any money or other property, to which the depositary units relate.

Redemption of Depositary Units

Whenever we redeem preferred units held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary units constituting, in total, the number of preferred units held by the depositary that we redeem, subject to the depositary’s receiving the redemption price of those preferred units. If fewer than all the depositary units relating to a series are to be redeemed, the depositary units to be redeemed will be selected by lot or by another method we determine in our discretion to be equitable.

Voting

Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred units to which depositary units relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary units, and the depositary will send those materials to the holders of record of the depositary units on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary units and will vote or not vote the preferred units to which the depositary units relate in accordance with those instructions.

Liquidation Preference

Upon our liquidation, dissolution or winding up, the holder of a depositary unit will be entitled to what the holder of the depositary unit would have received if the holder had owned the number of preferred units (or fraction of a unit) that is represented by the depositary unit.

Conversion

If a series of preferred units are convertible into Class A units or other of our securities or property, holders of depositary units relating to that series of preferred units will, if they surrender depositary receipts representing depositary units and appropriate instructions to convert them, receive the Class A units or other securities or property into which the number of preferred units (or fractions of units) to which the depositary units relate could at the time be converted.

Amendment and Termination of a Deposit Agreement

We and the depositary may amend a deposit agreement, except that an amendment that materially and adversely affects the rights of holders of depositary units, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred units to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary units. No amendment will impair the right of a holder of depositary units to surrender the depositary receipts evidencing those depositary units and receive the preferred units to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary units to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional units of preferred units to which the depositary units issued under the deposit agreement relate available to the holders of those depositary units. A deposit agreement will automatically terminate if:

•	All outstanding depositary units to which it relates have been redeemed or converted; and/or

•	The depositary has made a final distribution to the holders of the depositary units issued under the deposit agreement upon our liquidation, dissolution or winding up.

Miscellaneous

There will be provisions: (1) requiring the depositary to forward to holders of record of depositary units any reports or communications from us that the depositary receives with respect to the preferred units to which the depositary units relate; (2) regarding compensation of the depositary; (3) regarding resignation of the depositary; (4) limiting our liability and the liability of the depositary under the deposit agreement (usually for failure to act in good faith, gross negligence or willful misconduct); and (5) indemnifying the depositary against certain possible liabilities.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants pursuant to one or more warrant agreements to be entered into between us and a bank, trust company or other financial institution to be named in the applicable prospectus supplement, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase Class A units, preferred units or other securities pursuant to one or more subscription rights certificates or subscription rights agreements. These subscription rights may be issued independently or together with any other security offered by us and may or may not be transferable by the securityholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each Class A unit, preferred unit or other security upon the exercise of the subscription right;

•	the number of subscription rights issued to each securityholder;

•	the number and terms of each Class A unit, preferred unit or other security that may be purchased per each subscription right;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts for the purchase or sale of equity securities issued by us or debt or equity securities issued by third parties as specified in the applicable prospectus supplement pursuant to one or more purchase contract agreements between the Company and such purchase contract agent as shall be named therein. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The price per security and the number of securities may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula set forth in the applicable purchase contracts.

The purchase contracts may be issued separately or as part of purchase units consisting of a purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, or any other securities described in the applicable prospectus supplement or any combination of the foregoing, which may secure the obligations to purchase the securities under the purchase contracts, which we refer to as “purchase units” and may be issued pursuant to one or more purchase unit agreements between the Company and such purchase unit agent as shall be named therein. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The applicable prospectus supplement will describe the terms of any purchase contract or purchase unit and will contain a summary of certain material U.S. federal income tax considerations applicable to the purchase contracts and purchase units.

PLAN OF DISTRIBUTION

We or any selling securityholders may sell the securities offered by this prospectus:

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

The securities may be sold in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

We will describe in a prospectus supplement or a free writing prospectus the particular terms of the offering of the securities, including the following:

•	the method of distribution of the securities offered thereby;

•	the names of any underwriters or agents;

•	the proceeds we will receive from the sale, if any;

•	any discounts and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the applicable securities may be listed.

The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate and may also be offered through standby underwriting or purchase arrangements entered into by us or any selling securityholders. We or any selling securityholders may also sell securities through agents or dealers designated by us or any selling securityholders. We or any selling securityholders also may sell securities directly, in which case no underwriters or agents would be involved.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us or any selling securityholders and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We or any selling securityholders may have agreements with the underwriters, dealers and agents involved in the offering of the securities to indemnify them against certain liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents involved in the offering of the securities may engage in transactions with, or perform services for, us, our subsidiaries or other affiliates or any selling securityholders in the ordinary course of their businesses.

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the market price of such securities or other securities that may be issued upon conversion, exchange or exercise of such securities or the prices of which may be used to determine payments on such securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover over-allotments or to stabilize the price of the securities or of such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities and, if they engage in any of these activities, may end any of these activities at any time without notice.

Some or all of the securities may be new issues of securities with no established trading market. Neither we nor any selling securityholders can give any assurances as to the liquidity of the trading market for any of our securities.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

This summary discusses the material U.S. federal income and estate tax considerations related to the purchase, ownership and disposition of our Class A units as of the date hereof. This summary is based on provisions of the Internal Revenue Code, on the regulations promulgated thereunder and on published administrative rulings and judicial decisions, all of which are subject to change at any time, possibly with retroactive effect. This discussion is limited to the material U.S. federal income and estate tax considerations related to the purchase, ownership and disposition of our Class A units and does not cover all U.S. federal income and estate tax considerations that may be applicable to a particular investor. In particular, some categories of investors, such as banks, thrifts, insurance companies, persons liable for the alternative minimum tax, dealers and other investors that do not own their Class A units as capital assets, may be subject to special rules not described herein. Such investors should consult with their tax advisors concerning the U.S. federal, state and local income tax and estate tax consequences in their particular situations of the purchase, ownership and disposition of a Class A unit. Tax-exempt organizations and mutual funds are discussed separately below. The actual tax consequences of the purchase and ownership of Class A units will vary depending on your circumstances. This discussion, to the extent it states matters of U.S. federal tax law or legal conclusions and subject to the qualifications herein, represents the opinion of Simpson Thacher & Bartlett LLP. Such opinion is based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations, including representations contained in certificates provided to Simpson Thacher & Bartlett LLP. Any alteration or incorrectness of such facts, assumptions, representations or determinations could adversely impact the accuracy of this summary and such opinion. Moreover, opinions of counsel are not binding on the IRS or any court, and the IRS may challenge the conclusions herein, and a court may sustain such a challenge.

For purposes of this discussion, a “U.S. Holder” is a beneficial holder of a Class A unit that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A “non-U.S. Holder” is a holder that is not a U.S. Holder.

If a partnership holds Class A units, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A units, you should consult your tax advisers. This discussion does not constitute tax advice and is not intended to be a substitute for tax planning.

Prospective holders of Class A units should consult their own tax advisers concerning the U.S. federal, state and local income tax and estate tax consequences in their particular situations of the purchase, ownership and disposition of a Class A unit, as well as any consequences under the laws of any other taxing jurisdiction.

Taxation of Issuer and the Intermediate Holding Companies

Subject to the discussion in the next paragraph, an entity that is treated as a partnership for U.S. federal income tax purposes is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner are not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership,” unless an exception applies. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (1) interests in the partnership are traded on an established securities market or (2) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We are publicly traded. However, an exception to taxation as a corporation, referred to as the “Qualifying Income Exception,” exists if at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and the partnership is not required to register under the Investment Company Act. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

We intend to manage our affairs so that we will meet the Qualifying Income Exception in each taxable year. We believe we are and will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. It is the opinion of Simpson Thacher & Bartlett LLP that we will be treated as a partnership and not as an association or publicly traded partnership (within the meaning of Section 7704 of the Code) subject to tax as a corporation for U.S. federal income tax purposes based on factual statements and representations made by us, including statements and representations as to the manner in which we intend to manage our affairs and the composition of our income. However, this opinion will be based solely on current law and will not take into account any proposed or potential changes in law, which may be enacted with retroactive effect. Moreover, opinions of counsel are not binding upon the IRS or any court, and the IRS may challenge this conclusion and a court may sustain such a challenge.

If we fail to meet the Qualifying Income Exception, other than for a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, or if we are required to register under the Investment Company Act, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in that corporation, and then distributed the stock to the holders of Class A units in liquidation of their interests in us. This contribution and liquidation should be tax-free to holders so long as we do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to holders of Class A units, and we would be subject to U.S. corporate income tax on our taxable income. Distributions made to holders of our Class A units would be treated as either taxable dividend income, which may be eligible for reduced rates of taxation, to the extent of our current or accumulated earnings and profits, or in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder’s tax basis in the Class A units, or as taxable capital gain, after the holder’s basis is reduced to zero. In addition, in the case of non-U.S. Holders, income that we receive with respect to investments may be subject to a higher rate of U.S. withholding tax if we are treated as a corporation. Accordingly, treatment as a corporation could materially reduce a holder’s after-tax return and thus could result in a substantial reduction of the value of the Class A units.

If at the end of any taxable year we fail to meet the Qualifying Income Exception, we may still qualify as a partnership if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (1) the failure is cured within a reasonable time after discovery, (2) the failure is determined by the IRS to be inadvertent and (3) we agree to make such adjustments (including adjustments with respect to our partners) or to pay such amounts as are required by the IRS. It is not possible to state whether we would be entitled to this relief in any or all circumstances. It also is not clear under the Code whether this relief is available for our first taxable year as a publicly traded partnership. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or the holders of our Class A units (during the failure period) will be required to pay such amounts as are determined by the IRS.

The remainder of this section assumes that we will be treated as a partnership for U.S. federal income tax purposes.

Oaktree Holdings, LLC

Oaktree Holdings, LLC is a wholly owned limited liability company. Oaktree Holdings, LLC is treated as an entity disregarded as a separate entity from us for U.S. federal income tax purposes. Accordingly, all the assets, liabilities and items of income, deduction and credit of Oaktree Holdings, LLC are treated as our assets, liabilities and items of income, deduction and credit.

Oaktree Holdings, Inc.

Oaktree Holdings, Inc. is taxable as a corporation for U.S. federal income tax purposes and therefore, as the holder of Oaktree Holdings, Inc.’s common stock, we are not taxed directly on earnings of entities we hold through Oaktree Holdings, Inc. Distributions of cash or other property that Oaktree Holdings, Inc. pays to us will constitute dividends for U.S. federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by Oaktree Holdings, Inc. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in Oaktree Holdings, Inc.’s common stock, and thereafter will be treated as a capital gain.

As general partner of Oaktree Capital II, L.P. and Oaktree Capital Management, L.P., Oaktree Holdings, Inc. incurs U.S. federal income taxes on its proportionate share of any net taxable income of Oaktree Capital II, L.P. and Oaktree Capital Management, L.P.

Oaktree AIF Holdings, Inc.

Oaktree AIF Holdings, Inc. is taxable as a corporation for U.S. federal income tax purposes and therefore, as the holder of Oaktree AIF Holdings, Inc.’s common stock, we are not taxed directly on earnings of entities we hold through Oaktree AIF Holdings, Inc. Distributions of cash or other property that Oaktree Holdings, Inc. pays to us will constitute dividends for U.S. federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by Oaktree AIF Holdings, Inc. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in Oaktree AIF Holdings, Inc.’s common stock, and thereafter will be treated as a capital gain.

As general partner of Oaktree AIF Investment, L.P., Oaktree AIF Holdings, Inc. incurs U.S. federal income taxes on its proportionate share of any net taxable income of Oaktree AIF Investment, L.P.

Oaktree Holdings, Ltd.

Oaktree Holdings, Ltd. is an exempted limited liability company incorporated in the Cayman Islands and is taxable as a foreign corporation for U.S. federal income tax purposes. Distributions of cash or other property that Oaktree Holdings, Ltd. pays to us will constitute dividends for U.S. federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. federal income tax principles). We intend to operate so as not to produce effectively connected income, or ECI. Oaktree Holdings, Ltd.’s income will not be subject to U.S. federal income tax to the extent it has a foreign source and is not treated as ECI. If the amount of a distribution by Oaktree Holdings, Ltd. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in Oaktree Holdings, Ltd.’s common stock, and thereafter will be treated as a capital gain.

Oaktree Operating Group

Oaktree Capital I, L.P., Oaktree Capital II, L.P., Oaktree Investment Holdings, L.P. and Oaktree Capital Management, L.P. are Delaware limited partnerships and are taxed as partnerships for U.S. federal income tax purposes. Oaktree Capital Management (Cayman), L.P. is a Cayman Islands exempted limited partnership and is taxed as a partnership for U.S. federal income tax purposes. The items of income, deduction and credit of these entities are treated as items of income, deduction and credit of the Intermediate Holding Companies, discussed above.

Personal Holding Companies

Each of Oaktree Holdings, Inc. and Oaktree AIF Holdings, Inc. could be subject to additional U.S. federal income tax on a portion of its income if it is determined to be a personal holding company, or PHC, for U.S. federal income tax purposes. A U.S. corporation will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (1) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (2) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year, consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents). The PHC rules do not apply to non-U.S. corporations. No assurance can be given that Oaktree Holdings, Inc. or Oaktree AIF Holdings, Inc. will not become a PHC in the future.

If Oaktree Holdings, Inc. or Oaktree AIF Holdings, Inc. is or were to become a PHC in a given taxable year, it would be subject to an additional 20% PHC tax on its undistributed PHC income, which includes the company’s taxable income, subject to certain adjustments. If Oaktree Holdings, Inc. or Oaktree AIF Holdings, Inc. were to become a PHC and had significant amounts of undistributed PHC income, the amount of PHC tax could be material; in that event, distribution of such income would reduce the PHC income subject to tax.

Certain State, Local and Non-U.S. Tax Matters

We and our subsidiaries are subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our holders may not conform to the U.S. federal income tax treatment discussed herein. We will pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not pass through to Class A unitholders as a credit against their federal income tax liability.

Consequences to U.S. Holders of Class A Units

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. Holder of Class A units.

For U.S. federal income tax purposes, your allocable share of our items of income, gain, loss, deduction or credit will be governed by our operating agreement if such allocations have “substantial economic effect” or are determined to be in accordance with your interest in us. We believe that, for U.S. federal income tax purposes, such allocations will be given effect, and we intend to prepare tax returns based on such allocations. If the IRS successfully challenged the allocations made pursuant to our operating agreement, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in our operating agreement.

We may derive taxable income from an investment that is not matched by a corresponding distribution of cash. This could occur, for example, if we used cash to make an investment or to reduce debt instead of distributing profits. In addition, special provisions of the Code may be applicable to certain of our investments and may affect the timing of our income, requiring us to recognize taxable income before we receive cash attributable to such income. Accordingly, it is possible that the U.S. federal income tax liability of a holder with respect to its allocable share of our income for a particular taxable year could exceed the cash distribution to the holder for the year, thus giving rise to an out-of-pocket tax liability for the holder.

With respect to U.S. Holders who are individuals, certain dividends paid by Oaktree Holdings, Inc., Oaktree AIF Holdings Inc. or certain qualified foreign corporations to us and that are allocable to such U.S. Holders may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of specified income tax treaties with the United States. In addition, a foreign corporation is treated as a qualified corporation with respect to shares that are readily tradable on an established securities market in the United States. Among other exceptions, a U.S. Holder who is an individual will not be eligible for reduced rates of taxation on any dividend if the payer is a PFIC (as defined below) in the taxable year in which such dividend is paid or in the preceding taxable year or on any income required to be reported by the U.S. Holder as a result of a QEF election (as defined below) that is attributable to an entity that is a PFIC and in which we hold a direct or indirect interest. Dividends paid by Oaktree Holdings, Ltd. and “Subpart F” inclusions attributable to Oaktree Holdings, Ltd. will not be eligible for such reduced rates of taxation. Prospective investors should consult their own tax advisers regarding the application of the foregoing rules to their particular circumstances.

U.S. Holders that are individuals, estates or trusts are subject to a Medicare tax of 3.8% on “net investment income” (or undistributed “net investment income,” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such person’s adjusted gross income (with certain adjustments) over a specified amount. Net investment income includes net income from interest, dividends, annuities, royalties and rents and net gain attributable to the disposition of investment property. It is anticipated that net income and gain attributable to an investment in our Class A units will be included in a U.S. Holder’s “net investment income” subject to this Medicare tax.

Basis

You will have an initial tax basis for your Class A unit equal to the amount you paid for the Class A unit plus your share, under partnership tax rules, of our liabilities, if any. That basis will be increased by your share of our income and by increases in your share under partnership tax rules of our liabilities, if any. That basis will be decreased, but not below zero, by distributions from us, by your share, under partnership tax rules, of our losses and by any decrease in your share under partnership tax rules of our liabilities.

Holders who purchase Class A units in separate transactions must combine the basis of those units and maintain a single adjusted tax basis for all those units. Upon a sale or other disposition of less than all of the Class A units, a portion of that tax basis must be allocated to the Class A units sold.

Limits on Deductions for Losses and Expenses

Your deduction of your share of our losses will be limited to your tax basis in your Class A units and, if you are an individual or a corporate holder that is subject to the “at risk” rules, to the amount for which you are considered to be “at risk” with respect to our activities, if that is less than your tax basis. You will be at risk to the extent of your tax basis in your Class A units, reduced by (1) the portion of that basis attributable to your share of our liabilities for which you will not be personally liable and (2) any amount of money you borrow to acquire or hold your Class A units, if the lender of those borrowed funds owns an interest in us, is related to you or can look only to the Class A units for repayment. Your at-risk amount will increase by your allocable share of our income and gain and decrease by cash distributions to you and your allocable share of losses and deductions. You must recapture losses deducted in previous years to the extent that distributions cause your at risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that your tax basis or at-risk amount, whichever is the limiting factor, subsequently increases. Any excess loss above that gain previously suspended by the at-risk or basis limitations may no longer be used.

We do not expect to generate income or losses from “passive activities” for purposes of Section 469 of the Code. Accordingly, income allocated by us to a holder may not be offset by the Section 469 passive losses of such holder and losses allocated to a holder may not be used to offset Section 469 passive income of such holder. In addition, other provisions of the Code may limit or disallow any deduction for losses by a holder of our Class A units or deductions associated with certain assets of the limited liability company in certain cases. Holders should consult with their tax advisers regarding their limitations on the deductibility of losses under applicable sections of the Code.

Limitations on Deductibility of Organizational Expenses and Syndication Fees

Neither we nor any U.S. Holder may deduct organizational or syndication expenses. An election may be made by us to amortize organizational expenses over a 15-year period. Syndication fees (which would include any sales or placement fees or commissions or underwriting discount) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions

Your share of our interest expense is likely to be treated as “investment interest” expense. If you are a non-corporate taxpayer, the deductibility of “investment interest” expense is limited to the amount of your “net investment income.” Your share of our dividend and interest income will be treated as investment income, although “qualified dividend income” subject to reduced rates of tax in the hands of an individual will only be treated as investment income if you elect to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for your share of our interest expense.

The computation of your investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase a Class A unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but does not include gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates is excluded from net investment income, unless the U.S. holder elects to pay tax on such gain or dividend income at ordinary income rates.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates

Most miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer’s adjusted gross income. Moreover, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (1) 3% of the excess of the individual’s adjusted gross income over the threshold amount or (2) 80% of the amount of the itemized deductions. The operating expenses of the Oaktree Operating Group may be treated as miscellaneous itemized deductions subject to the foregoing rule. Accordingly, if you are a non-corporate U.S. Holder, you should consult your tax advisers with respect to the application of these limitations.

Treatment of Distributions

Distributions of cash by us will not be taxable to you to the extent of your adjusted tax basis (described above) in your Class A units. Any cash distributions in excess of your adjusted tax basis will be considered to be gain from the sale or exchange of Class A units (described below). Under current laws, such gain would be treated as capital gain and would be long-term capital gain if your holding period for your Class A units exceeds one year, subject to certain exceptions (described below). A reduction in your allocable share of our liabilities, and certain distributions of marketable securities by us, are treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of Class A Units

You will recognize gain or loss on a sale of Class A units equal to the difference, if any, between the amount realized and your tax basis in the Class A units sold. Your amount realized will be measured by the sum of the cash or the fair market value of other property received by you plus your share, under partnership tax rules, of our liabilities, if any.

Except as described below, gain or loss recognized by you on the sale or exchange of a Class A unit will be taxable as capital gain or loss and will be long-term capital gain or loss if all of the Class A units you hold were held for more than one year on the date of such sale or exchange. Assuming we have not made an election, referred to as a “QEF election,” to treat our interest in a PFIC as a “qualified electing fund,” or QEF, gain attributable to such investment in a PFIC would be taxable as ordinary income and would be subject to an interest charge. See “—Passive Foreign Investment Companies.” In addition, certain gain attributable to our investment in a controlled foreign corporation, or CFC, may be ordinary income and certain gain attributable to “unrealized receivables” or “inventory items” would be characterized as ordinary income rather than capital gain. For example, if we hold debt acquired at a market discount, accrued market discount on such debt would be treated as “unrealized receivables.” The deductibility of capital losses is subject to limitations.

Holders who purchase units at different times and intend to sell all or a portion of the units within a year of their most recent purchase are urged to consult their tax advisers regarding the application of certain “split holding period” rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Foreign Tax Credit Limitations

You may be entitled to a foreign tax credit with respect to your allocable share of creditable foreign taxes paid on our income and gains. Complex rules may, depending on your particular circumstances, limit the availability or use of foreign tax credits. Gains from the sale of our investments may be treated as U.S. source gains. Consequently, you may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Certain losses that we incur may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available. You should consult your tax adviser with respect to whether you will be entitled to any foreign tax in light of your particular circumstances.

Section 754 Election

We have made the election permitted by Section 754 of the Code. The election is irrevocable without the consent of the IRS. The election requires us to adjust the tax basis in our assets, or “inside basis,” attributable to a transferee of Class A units under Section 743(b) of the Code to reflect the purchase price of the Class A units paid by the transferee. However, this election does not apply to a person who purchases Class A units directly from us. For purposes of this discussion, a transferee’s inside basis in our assets will be considered to have two components: (1) the transferee’s share of our tax basis in our assets, or “common basis,” and (2) the Section 743(b) adjustment to that basis.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us, we will apply certain conventions in determining and allocating basis adjustments. For example, we may apply a convention in which we deem the price paid by a holder of Class A units to be the lowest quoted trading price of the Class A units during the month in which the purchase occurred, irrespective of the actual price paid. Nevertheless, the use of such conventions may result in basis adjustments that do not exactly reflect a holder’s purchase price for its Class A units, including less favorable basis adjustments to a holder who paid more than the lowest quoted trading price of the Class A units for the month in which the purchase occurred. It is possible that the IRS will successfully assert that the conventions we use do not satisfy the technical requirements of the Code or the Treasury Regulations and thus will require different basis adjustments to be made. If the IRS were to sustain such a position, a holder of Class A units may have adverse tax consequences. Moreover, the benefits of a Section 754 election may not be realized because we directly and indirectly invest in pass-through entities that do not have in effect a Section 754 election. You should consult your tax adviser as to the effects of the Section 754 election.

Uniformity of Class A Units

We have adopted depreciation, amortization and other tax accounting positions that may not conform with all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our Class A unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of Class A units and could have a negative impact on the value of our Class A units or result in audits of and adjustments to our Class A unitholders’ tax returns.

Foreign Currency Gain or Loss

Our functional currency is the U.S. dollar, and our income or loss is calculated in U.S. dollars. It is likely that we will recognize “foreign currency” gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss. You should consult your tax adviser with respect to the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

You may be subject to special rules applicable to indirect investments in foreign corporations, including an investment in a PFIC.

A PFIC is defined as any foreign corporation with respect to which either (1) 75% or more of the gross income for a taxable year is “passive income” or (2) 50% or more of its assets in any taxable year (in most instances based on the quarterly average of the value of its assets) produce “passive income.” There are no minimum stock ownership requirements for PFICs. Once a corporation qualifies as a PFIC, it is, absent certain taxpayer elections to recognize taxable income or gains, always treated as a PFIC, regardless of whether it satisfies either of the qualification tests in subsequent years. Any gain on disposition of stock of a PFIC, as well as income realized on certain “excess distributions” by the PFIC, is treated as though realized ratably over the shorter of your holding period of Class A units or our holding period for the PFIC. Such gain or income is taxable as ordinary income and, as discussed above, dividends paid by a PFIC to an individual will not be eligible for the reduced rates of taxation that are available for certain qualifying dividends. In addition, an interest charge would be imposed on you based on the tax deferred from prior years.

We may make a QEF election, where possible, with respect to each entity treated as a PFIC to treat such non-U.S. entity as a QEF in the first year we hold shares in such entity. However, we expect that in many circumstances we may not have access to information necessary to make a QEF election. A QEF election is effective for our taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If we make a QEF election under the Internal Revenue Code with respect to our interest in a PFIC, in lieu of the foregoing treatment, we would be required to include in income each year a portion of the ordinary earnings and net capital gains of the QEF called “QEF Inclusions,” even if not distributed to us. Thus, holders may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. However, a holder may elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. However, net losses (if any) of a non-U.S. entity that is treated as a PFIC will not pass through to us or to holders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, holders may over time be taxed on amounts that, as an economic matter, exceed our net profits. Our tax basis in the shares of such non-U.S. entities, and a holder’s basis in our Class A units, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for reduced rates of taxation. If you can establish to the satisfaction of the IRS that any amount distributed by a PFIC is paid out of earnings and profits of the PFIC that were included as QEF Inclusions, you will not be taxed again on such distributed amounts. You should consult your tax advisers as to the manner in which QEF Inclusions affect your allocable share of our income and your basis in your Class A units. Alternatively, in the case of a PFIC that is a publicly traded foreign portfolio company, an election may be made to “mark to market” the stock of such foreign portfolio company on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. You may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years.

We may make certain investments through non-U.S. corporate subsidiaries. Such an entity may be a PFIC for U.S. federal income tax purposes. In addition, certain of our investments could be in PFICs. Thus, we can make no assurance that some of our investments will not be treated as held through a PFIC or as interests in PFICs or that such PFICs will be eligible for the “mark to market” election, or that as to any such PFICs we will be able to make QEF elections.

If we do not make a QEF election with respect to a PFIC, Section 1291 of the Code will treat all gain on a disposition by us of shares of such entity, gain on the disposition of Class A units by a holder at a time when we own shares of such entity, as well as certain other defined “excess distributions,” as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the holder held its Class A units or the period during which we held our shares in such entity. For gain and excess distributions allocated to prior years, (1) the tax rate will be the highest in effect for that taxable year and (2) the tax will be payable without regard to offsets from deductions, losses and expenses realized in such prior years. Holders will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. persons.

Controlled Foreign Corporations

A non-U.S. entity will be treated as a CFC if it is treated as a corporation for U.S. federal income tax purposes and if more than 50% of (1) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (2) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For purposes of this discussion, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person that owns 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

When making investment or other decisions, we will consider whether an investment will be a CFC and the consequences related thereto. If we are a U.S. Shareholder in a non-U.S. entity that is treated as a CFC, each Class A unitholder may be required to include in income its allocable share of the CFC’s “Subpart F” income reported by us. Subpart F income includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents, fees for services provided to certain related persons and certain other passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity’s current earnings and profits. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, an investor may be required to report as ordinary income its allocable share of the CFC’s Subpart F income reported by us without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of the CFC.

The tax basis of our shares of such non-U.S. entity, and a holder’s tax basis in our Class A units, will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the reduced rate of tax applicable to “qualified dividend income” for individual U.S. persons. See the introduction to this “—Consequences to U.S. Holders of Class A Units” section. Amounts included as such income with respect to direct and indirect investments will not be taxable again when actually distributed.

Regardless of whether any CFC has Subpart F income, any gain allocated to a Class A unitholder from our disposition of stock in a CFC will be treated as ordinary income to the extent of the holder’s allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a non-U.S. entity owned by us that is treated as a CFC will not pass through to our holders. Moreover, a portion of any gain from the sale or exchange of a Class A unit may be taxable as ordinary income.

If a non-U.S. entity held by us is classified as both a CFC and a PFIC during the time we are a U.S. Shareholder of such non-U.S. entity, a holder will be required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, and the consequences described under the subheading “—Passive Foreign Investment Companies” above will not apply. If our ownership percentage in a non-U.S. entity changes such that we are not a U.S. Shareholder with respect to such non-U.S. entity, then Class A unitholders may be subject to the PFIC rules. The interaction of these rules is complex, and prospective holders are urged to consult their tax advisers in this regard.

We believe that Oaktree Holdings, Ltd. is a CFC, subject to the foregoing rules and as such, each Class A unitholder that is a U.S. person will be required to include in income its allocable share of Oaktree Holdings, Ltd.’s “Subpart F” income reported by us.

Investment Structure

To manage our affairs so as to meet the Qualifying Income Exception and comply with certain requirements in our operating agreement, we may need to structure certain investments through an entity classified as a corporation for U.S. federal income tax purposes. Such investment structures will be entered into as determined in the sole judgment of our board of directors in order to create a tax structure that we expect will be efficient for our Class A unitholders. However, because our Class A unitholders will be located in numerous taxing jurisdictions, no assurances can be given that any such investment structure will be beneficial to all our Class A unitholders to the same extent, and may even impose additional tax burdens on some of our Class A unitholders. As discussed above, if the entity were a non-U.S. corporation it may be considered a PFIC or a CFC. If the entity were a U.S. corporation, it would be subject to U.S. federal income tax on its operating income, including any gain recognized on its disposal of its investments. In addition, if the investment involves U.S. real estate, gain recognized on disposition would be subject to such tax, whether the corporation is a U.S. or a non-U.S. corporation.

Taxes in Other State, Local, and Non-U.S. Jurisdictions

In addition to U.S. federal income tax consequences, you may be subject to potential U.S. state and local taxes because of an investment in us in the U.S. state or locality in which you are a resident for tax purposes or in which we have investments or activities. You may also be subject to tax return filing obligations and income, franchise or other taxes, including withholding taxes, in state, local or non-U.S. jurisdictions in which we invest, or in which entities in which we own interests conduct activities or derive income. Income or gains from investments held by us may be subject to withholding or other taxes in jurisdictions outside the United States, subject to the possibility of reduction under applicable income tax treaties. If you wish to claim the benefit of an applicable income tax treaty, you may be required to submit information to tax authorities in such jurisdictions. You should consult your own tax advisers regarding the U.S. state, local and non-U.S. tax consequences of an investment in us.

Transferor/Transferee Allocations

Our taxable income and losses will be determined and apportioned among investors using conventions we regard as consistent with applicable law. As a result, if you transfer your Class A units, you may be allocated income, gain, loss and deduction realized by us after the date of transfer.

Although Section 706 of the Code provides guidelines for allocations of items of partnership income and deductions between transferors and transferees of partnership interests, it is not clear that our allocation method complies with its requirements. If our convention were not permitted, the IRS might contend that our taxable income or losses must be reallocated among the investors. If such a contention were sustained, your respective tax liabilities would be adjusted to your possible detriment. Our board of directors is authorized to revise our method of allocation between transferors and transferees (as well as among investors whose interests otherwise vary during a taxable period).

U.S. Federal Estate Taxes

If Class A units are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then a U.S. federal estate tax might be payable in connection with the death of such person. Prospective individual U.S. Holders should consult their own tax advisers concerning the potential U.S. federal estate tax consequences with respect to our Class A units.

U.S. Taxation of Tax-Exempt U.S. Holders of Class A Units

A holder of Class A units that is a tax-exempt entity for U.S. federal income tax purposes (including an individual retirement account or 401(k) plan participant) and therefore exempt from most U.S. federal income taxation may nevertheless be subject to “unrelated business income tax” to the extent, if any, that its allocable share of our income consists of “unrelated business taxable income,” or UBTI. A tax-exempt partner of a partnership that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership could be treated as earning UBTI to the extent that such partnership derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (that is, indebtedness incurred in acquiring or holding property).

Because we are under no obligation to minimize UBTI, tax-exempt U.S. Holders of Class A units should consult their own tax advisers regarding all aspects of UBTI.

Investments by U.S. Mutual Funds

U.S. mutual funds that are treated as regulated investment companies, or RICs, for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the Code to maintain their favorable U.S. federal income tax status. The treatment of an investment by a RIC in Class A units for purposes of these tests will depend on whether we are treated as a “qualifying publicly traded partnership.” If our limited liability company is so treated, then the Class A units themselves are the relevant assets for purposes of the 50% asset value test and the net income from the Class A units is the relevant gross income for purposes of the 90% gross income test. RICs may not invest greater than 25% of their assets in one or more qualifying publicly traded partnerships. All income derived from a qualifying publicly traded partnership is considered qualifying income for purposes of the RIC 90% gross income test described above. However, if we are not treated as a qualifying publicly traded partnership for purposes of the RIC rules, then the relevant assets for the RIC asset test will be the RIC’s allocable share of the underlying assets held by us and the relevant gross income for the RIC income test will be the RIC’s allocable share of the underlying gross income earned by us. Whether we will qualify as a “qualifying publicly traded partnership” depends on the exact nature of our future investments, but it is possible we will not be treated as a “qualifying publicly traded partnership.” In addition, as discussed above under “—Consequences to U.S. Holders of Class A Units,” we may derive taxable income from an investment that is not matched by a corresponding cash distribution. Accordingly, a RIC investing in our Class A units may recognize income for U.S. federal income tax purposes without receiving cash with which to make distributions in amounts necessary to satisfy the distribution requirements under Sections 852 and 4982 of the Code for avoiding income and excise taxes. RICs should consult their own tax advisers about the U.S. tax consequences of an investment in Class A units.

Consequences to Non-U.S. Holders of Class A Units

U.S. Income Tax Consequences

We intend to use reasonable efforts to structure our investments in a manner such that non-U.S. Holders do not incur ECI with respect to an investment in our Class A units. However, we may invest in flow-through entities that are engaged in a U.S. trade or business and, in such case, we and non-U.S. Holders of Class A units would be treated as being engaged in a U.S. trade or business for U.S. federal income tax purposes even if we do not recognize ECI from such investments. Current Treasury Regulations provide that non-U.S. Holders that are deemed to be engaged in a U.S. trade or business are required to file a U.S. federal income tax return even if such holders do not recognize any ECI. In addition, although we intend to take the position that income allocated to us from our investments is not ECI, if the IRS successfully challenged certain of our methods of allocation of income for U.S. federal income tax purposes, it is possible non-U.S. Holders could recognize ECI with respect to their investment in our Class A units.

To the extent our income is treated as ECI, non-U.S. Holders would be (1) subject to withholding tax on their allocable share of such income, (2) required to file a U.S. federal income tax return for such year reporting their allocable share, if any, of income or loss effectively connected with such trade or business, including certain income from U.S. sources not related to us, and (3) required to pay U.S. federal income tax at regular U.S. federal income tax rates on any such income. Moreover, a corporate non-U.S. Holder might be subject to a U.S. branch profits tax on its allocable share of its ECI. Any amount so withheld would be creditable against such non-U.S. Holder’s U.S. federal income tax liability, and such non-U.S. Holder could claim a refund to the extent that the amount withheld exceeded such non-U.S. Holder’s U.S. federal income tax liability for the taxable year. Finally, if our income is treated as ECI, a portion of any gain recognized by a holder who is a non-U.S. Holder on the sale or exchange of its Class A units could be treated for U.S. federal income tax purposes as ECI, and hence such non-U.S. Holder could be subject to U.S. federal income tax on the sale or exchange.

To the extent we receive dividends from a U.S. corporation through the Oaktree Operating Group and its investment vehicles, your allocable share of distributions of such dividend income will be subject to U.S. withholding tax at a rate of 30%, unless you are eligible for a reduced rate of such withholding and provide us with certain relevant tax status information. Distributions to you may also be subject to withholding to the extent they are attributable to the sale of a U.S. real property interest or if the distribution is otherwise considered fixed or determinable annual or periodic income under the Code, provided that an exemption from or a reduced rate of such withholding may apply if certain tax status information is provided. If such information is not provided and you would not be subject to U.S. tax based on your tax status or are eligible for a reduced rate of U.S. withholding, you may need to take additional steps to receive a credit or refund of any excess withholding tax paid on your account, which may include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations, if you reside in a treaty jurisdiction which does not treat our limited liability company as a pass-through entity, you may not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on your account. You should consult your tax advisers regarding the treatment of U.S. withholding taxes.

Special rules may apply in the case of a non-U.S. Holder that (1) has an office or fixed place of business in the United States, (2) is present in the United States for 183 days or more in a taxable year or (3) is a former citizen of the United States, a foreign insurance company that is treated as holding interests in us in connection with their U.S. business, a PFIC or a corporation that accumulates earnings to avoid U.S. federal income tax. You should consult your tax advisers regarding the application of these special rules.

U.S. Federal Estate Tax Consequences

The U.S. federal estate tax treatment of our Class A units with regards to the estate of a non-citizen who is not a resident of the United States is not entirely clear. If our Class A units are includable in the U.S. gross estate of such person, then a U.S. federal estate tax might be payable in connection with the death of such person. Prospective individual non-U.S. Holders who are non-citizens and not residents of the United States should consult their own tax advisers concerning the potential U.S. federal estate tax consequences with regard to our units.

Administrative Matters

Taxable Year

We currently use the calendar year as our taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Tax Matters Member

OCGH acts as our “tax matters member.” As the tax matters member, OCGH has the authority, subject to certain restrictions, to act on our behalf in connection with any administrative or judicial review of our items of income, gain, loss, deduction or credit.

Information Returns

It may require a substantial period of time after the end of our fiscal year to obtain the requisite information from all lower-tier entities to enable us to prepare and deliver Schedule K-1s to IRS Form 1065. Notwithstanding the foregoing, we will provide estimates of such tax information (including your allocable share of our income, gain, loss and deduction for our preceding year) by February 28 of each year; however, there is no assurance that the Schedule K-1s, which will be provided after the estimates, will be the same as our estimates. For this reason, holders of Class A units who are U.S. taxpayers may want to file annually with the IRS (and certain states) a request for an extension past the due date of their income tax return.

In preparing this information, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine your share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss.

We may be audited by the IRS. Adjustments resulting from an IRS audit may require you to adjust a prior year’s tax liability and possibly may result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our tax returns as well as those related to our tax returns.

Tax Shelter Regulations

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a reportable transaction if, for example, we recognize certain significant losses in the future. In certain circumstances, a Class A unitholder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to (1) significant accuracy-related penalties with a broad scope, (2) for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and (3) in the case of a listed transaction, an extended statute of limitations.

Class A unitholders should consult their tax advisers concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

Constructive Termination

Subject to the large partnership election rules described below, we will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period.

Our termination would result in the close of our taxable year for all holders of Class A units. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year-end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in such holder’s taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new tax election under Section 754 of the Code. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Elective Procedures for Large Partnerships

The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the Class A unitholders, and such Schedules K-1 would have to be provided to Class A unitholders on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a “technical termination” (which would close our taxable year) if within a twelve-month period there is a sale or exchange of 50 percent or more of our total interests. We have the discretion to make such an election, if eligible. If we make such election, IRS audit adjustments will flow through to holders of the Class A units for the year in which the adjustments take effect, rather than the holders of Class A units in the year to which the adjustment relates. In addition, we, rather than the holders of the Class A units individually, will be liable for any interest and penalties that result from an audit adjustment.

Withholding and Backup Withholding

For each calendar year, we will report to you and the IRS the amount of distributions we made to you and the amount of U.S. federal income tax (if any) that we withheld on those distributions. The proper application to us of rules for withholding under Section 1441 of the Internal Revenue Code (applicable to certain dividends, interest and similar items) is unclear. Because the documentation we receive may not properly reflect the identities of partners at any particular time (in light of possible sales of Class A units), we may over-withhold or under-withhold with respect to a particular holder of Class A units. For example, we may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a non-U.S. Holder. It may turn out, however, the corresponding amount of our income was not properly allocable to such holder, and the withholding should have been less than the actual withholding. Such holder would be entitled to a credit against the holder’s U.S. tax liability for all withholding, including any such excess withholding, but if the withholding exceeded the holder’s U.S. tax liability, the holder would have to apply for a refund to obtain the benefit of the excess withholding. Similarly, we may fail to withhold on a distribution, and it may turn out the corresponding income was properly allocable to a non-U.S. Holder and withholding should have been imposed. In that event, we intend to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne by all holders of Class A units on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant non-U.S. Holder).

Under the backup withholding rules, you may be subject to backup withholding tax (at the rate of 28%) with respect to distributions paid unless: (1) you are a corporation or come within another exempt category and demonstrate this fact when required or (2) you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules. If you are an exempt holder, you should indicate your exempt status on a properly completed IRS Form W-9. A non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed IRS Form W-8BEN (or other applicable W-8 form). Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund.

If you do not timely provide us (or the clearing agent or other intermediary, as appropriate) with IRS Form W-8 or W-9, as applicable, or such form is not properly completed, we may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all investors. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all investors on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the holders that failed to timely provide the proper U.S. tax certifications).

Additional Withholding Requirements

Under legislation enacted in 2010 and administrative guidance, the relevant withholding agent may be required to withhold 30% of any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States paid after December 31, 2013 or gross proceeds from the sale of any property of a type that can produce interest or dividends from sources within the United States occurring after December 31, 2016 paid to (1) a foreign financial institution (which for this purpose includes foreign broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) unless such foreign financial institution enters into an agreement with the U.S. Treasury Department pursuant to which it agrees to verify, report and disclose its U.S. accountholders to the Internal Revenue Service and complies with certain other specified requirements or (2) a non-financial foreign entity that is a beneficial owner of the payment unless such entity (a) certifies that it does not have any substantial U.S. owners, (b) provides the name, address and taxpayer identification number of each of its substantial U.S. owners and meets certain other specified requirements or (c) otherwise qualifies for an exemption from this withholding. Non-U.S. and U.S. Holders are encouraged to consult their own tax advisors regarding the possible implications of this proposed legislation on their investment in our Class A units.

Nominee Reporting

Persons who hold an interest in our limited liability company as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

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whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing or (3) a tax-exempt entity;

•	the amount and description of Class A units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Class A units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the Class A units with the information furnished to us.

New Legislation or Administrative or Judicial Action

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our Class A unitholders will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships or entities treated as partnerships for U.S. federal income tax purposes. The present U.S. federal income tax treatment of an investment in our Class A units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the Qualifying Income Exception for us to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us and adversely affect an investment in our Class A units. See “Risk Factors—Risks Relating to United States Taxation” in our most recent Annual Report on Form 10-K. We and our Class A unitholders could be adversely affected by any such change in, or any new, tax law, regulation or interpretation.

Our organizational documents and agreements permit our board of directors to modify the amended and restated operating agreement from time to time, without the consent of the Class A unitholders, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our Class A unitholders.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO US AND OUR UNITHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN AND OF

PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH PROSPECTIVE HOLDER AND IN REVIEWING THIS PROSPECTUS THESE MATTERS SHOULD BE CONSIDERED. PROSPECTIVE UNITHOLDERS SHOULD CONSULT THEIR TAX ADVISERS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN THE CLASS A UNITS.

CERTAIN ERISA CONSIDERATIONS

Unless otherwise indicated in the applicable prospectus supplement, the offered securities may, subject to certain legal restrictions, be held by (i) “employee benefit plans” (as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or provisions under other federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”) and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of the foregoing described in clauses (i), (ii) and (iii) being referred to as a “Plan”). Each prospective holder must determine whether the purchase or holding of an interest in an offered security with the assets of a Plan is consistent with applicable fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The ERISA and prohibited transaction laws and regulations applicable to persons investing in “plan assets” are complex and are subject to varying interpretations. Moreover, the effect of such laws and regulations and the potential availability of exemptions thereto will vary with the particular circumstances of the offered securities and of each prospective holder and in reviewing this prospectus these matters should be considered. Each plan fiduciary or other person considering a purchase of any offered securities on behalf of, or with the assets of, any Plan should consult its legal advisor concerning the matters described herein.

LEGAL MATTERS

Simpson Thacher & Bartlett LLP, Los Angeles, California has passed upon the validity of the securities and has provided a tax opinion in connection with the Class A units.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.